Exhibit 10.2

AGREED FORM

Dated                      2007

UNILEVER PLC

- and -

UNILEVER N.V.

- and -

JOHNSONDIVERSEY, INC.

AMENDED AND RESTATED

MASTER SALES AGENCY AGREEMENT

[EXPLANATORY NOTE: CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST

FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[**]” HAS BEEN INSERTED IN PLACE OF THE

PORTIONS SO OMITTED.]

AMENDED AND RESTATED MASTER SALES AGENCY AGREEMENT

THIS AMENDED AND RESTATED MASTER SALES AGENCY AGREEMENT is made the [    ] day of [            ], 2007.

BETWEEN:

1.	UNILEVER N.V., a company incorporated in The Netherlands whose registered office is at Weena 455, 3013 AL Rotterdam, The Netherlands (“Unilever N.V.”);

2.	UNILEVER PLC, a company incorporated in England and Wales whose registered office is at Port Sunlight, Wirral, Merseyside CH62 4UJ, United Kingdom (“Unilever PLC” and, together with Unilever N.V., the “Unilever Parties”); and

3.

JOHNSONDIVERSEY, INC., a company incorporated in Delaware whose principal place of business is at 8310 16th Street, Sturtevant, Wisconsin, 53177-0902, USA (“JDI” and, together with the Unilever Parties, the “Parties”).

WHEREAS:

(A)

On 3rd May, 2002, JohnsonDiversey Holdings, Inc., JDI and/or certain of their Affiliates purchased the DiverseyLever Business from the Unilever Parties and certain of their Affiliates pursuant to a Purchase Agreement, dated 20 November, 2001 (the “Purchase Agreement”), by and among JohnsonDiversey Holdings, Inc., JDI and Conopco, Inc.

(B)

Since 3rd May, 2002, JDI and its Affiliates have acted as agents for members of the Unilever Group in respect of the promotion and sale of certain Unilever Shared Brands Products to Customers on their behalf on the terms and conditions of this agreement prior to its amendment and restatement (the “Former MSA Agreement”).

(C)	As of and with effect from the Commencement Date, the Parties have terminated the Former MSA Agreement in so far as it relates to all previously relevant territories, other than the Territories, in accordance with the terms of the Umbrella Agreement.

(D)	As of and with effect from the Commencement Date, the Parties have entered into a Master Sub-Licence Agreement pursuant to which the Unilever Parties shall procure that members of the Unilever Group shall license JDI and its Affiliates to manufacture, market and sell certain Unilever Shared Brands Products to Customers in certain territories, other than the Territories.

(E)	The Parties wish to amend and restate this agreement such that the JDI Affiliates shall, with effect from the Commencement Date, act as agents of the Unilever Affiliates in respect of the promotion and sale of the Products to Customers in the Territories on behalf of the Unilever Affiliates on the terms and conditions of this agreement as herein amended and restated and in accordance with any existing LSA Agreement in respect of each such Territory.

NOW IT IS AGREED:

1.	INTERPRETATION

The provisions of schedules 1- 5 are incorporated by reference herein and shall be deemed to be a part of this agreement.

2.	CAPACITY

2.1	The Unilever Parties are entering into this agreement for themselves and as agent for each Unilever Affiliate and JDI is entering into this agreement for itself and as agent for each JDI Affiliate. Where, as of the execution of this agreement, the Unilever Parties or JDI are not authorised on behalf of any of their respective Affiliates so to enter into this agreement, the Unilever Parties or JDI (as the case may be) shall obtain from such Affiliates as promptly as reasonably practicable ratification of their entry into this agreement on behalf of such Affiliates.

2.2	Where in this agreement a Unilever Affiliate or a JDI Affiliate is expressed to have an obligation, the expression of that obligation shall be construed as the Unilever Parties or JDI (as the case may be) agreeing on behalf of the relevant Unilever Affiliate or JDI Affiliate to assume such obligation.

2.3	Notwithstanding any other provision of this agreement:

(A)	the Unilever Parties shall procure, as regards any Unilever Affiliate and its Territory, that such Unilever Affiliate complies with its obligations under this agreement; and

(B)	JDI shall procure, as regards any JDI Affiliate and its Territory, that such JDI Affiliate complies with its obligations under this agreement.

3.	APPOINTMENT OF AGENTS

3.1	Subject as provided in sub-paragraph (D) below and without prejudice to clause 13.1:

(A)	each Unilever Affiliate hereby appoints the JDI Affiliate set out in the table in schedule 2 relating to its Territory to be its sole and exclusive agent in such Territory for (a) the promotion and sale of the Products to Customers in such Territory, and (b) the provision of after-sales technical support and customer care to Customers in such Territory, in each such case on the terms and conditions of this agreement;

(B)	The Unilever Parties and each of their respective Affiliates agree that during the continuance of this agreement none of them will, directly or indirectly, appoint, engage, authorise or instruct any other person as their distributor of or agent for the promotion or sale of, and they shall not otherwise promote or sell, the Unilever Shared Brands Products in the Territories; and

(C)	The Unilever Parties will not, and the Unilever Parties shall procure that no member of the Unilever Group, including the Unilever Affiliates hereunder shall market, distribute or sell any Unilever Shared Brands Product in any Territory (and shall not directly or indirectly appoint, engage, authorise or instruct any other person as their distributor of or agent for the promotion or sale of Unilever Shared Brands Products in any Territory), otherwise than pursuant to this agreement, from the Commencement Date until this agreement terminates in that Territory in accordance with its terms.

(D)	Notwithstanding the foregoing, the above obligations shall not apply to (i) any product proposed by the Unilever Group pursuant to clause 5.2(B)(ii) and with respect to which the relevant JDI Affiliate has withheld the giving of its consent in accordance with such clause or withheld or unreasonably delayed the giving of its consent in contravention of such clause; or (ii) prevent or restrict the distribution, marketing, promotion or sale of a Product to a Customer by any member of the Unilever Group if and to the extent that the sale of such Product to such Customer by any member of JDI’s Group would constitute a Restricted Sale.

3.2	Each JDI Affiliate shall, in order to perform its duties, be entitled to use, in its sole discretion, its delivery network.

3.3	For the avoidance of doubt, the Unilever Affiliate and the JDI Affiliate in any Territory may deal direct with one another under this agreement without reference to the Unilever Parties, JDI, any other Unilever Affiliate or any other JDI Affiliate.

3.4 (A)	Notwithstanding any other provision of this agreement, neither the Unilever Parties nor any of their respective Affiliates shall have any liability to JDI or any of its Affiliates for the promotion of or sales of the Products to Customers in the Territories by:

(i)	third parties over which neither of the Unilever Parties nor any of their respective Affiliates has any control;

(ii)	any licensee, agent, distributor, wholesaler or other reseller of any member of the Unilever Group in territories outside the Territories, where the relevant member of the Unilever Group (or any other person on its behalf) has used reasonable endeavours to procure that such person should not so promote or sell Products; or

(iii)	any licensee, agent, distributor, wholesaler or other reseller of the Unilever Parties or any of their respective Affiliates or by the Unilever Parties or any such Affiliates where (in the case of sales) such sales were not solicited by such person or the Unilever Parties or their respective Affiliates,

PROVIDED THAT nothing in this clause shall release any Unilever Affiliate from its obligations under clause 7.10(D), clause 7.10(E) or clause 13.1(B).

(B)	Notwithstanding any other provision of this agreement, neither JDI nor any of its Affiliates shall have any liability to the Unilever Parties or any of their respective Affiliates for the promotion of or sales of the Products to Customers by:

(i)	third parties (whether within or outside the Territories) over which neither JDI nor any of its Affiliates has any control;

(ii)	any licensee, agent, distributor, wholesaler or other reseller of JDI or any of its Affiliates outside the Territories where the relevant member of JDI’s Group (or any other person on its behalf) has used reasonable endeavours to procure that such person should not so promote or sell Products; or

(iii)	any licensee, agent, distributor, wholesaler or other reseller of JDI or any of its Affiliates or by JDI or any such Affiliates where (in the case of sales) such sales to Customers were outside the Territories and were not solicited by such person or JDI or any of its Affiliates PROVIDED THAT nothing in this clause shall release any JDI Affiliate from its obligations under clause 13.4.

3.5	Nothing in this agreement shall prohibit the Unilever Parties or any of their respective Affiliates from conducting bona fide negotiations, at any time either after the giving of notice by or on behalf of the Unilever Parties and their respective Affiliates to terminate this agreement (whether as a whole or as regards only one or more specified Territories) in accordance with its terms or in the last six months of the term (including any renewal term, in the event that any may be agreed between the Parties) of this agreement (as the case may be), with any third party in relation to the appointment of such third party or any one or more of its Affiliates as agent of the Unilever Affiliates in place of the JDI Affiliates in all or any part of the Territories following termination of the appointment of the JDI Affiliates under this agreement.

3.6	With effect from the Commencement Date until this agreement terminates in its entirety or, with respect to a Territory or Product, until this Agreement terminates in that Territory or in respect of that Product, whichever is earlier, Unilever will not, and will procure that no member of the Unilever Group (including any Unilever Affiliate) shall appoint or engage any other person in any Territory as its licensee, distributor, wholesaler or other reseller of or agent for the promotion or sale of Equivalent Consumer Products (regardless of pack size) to Professional Customers in such Territory, other than the relevant JDI Affiliate pursuant to or as otherwise permitted by this agreement.

3.7	Unilever confirms that neither it nor any member of the Unilever Group, including the Unilever Affiliates, shall specifically target or actively seek Professional Customers for the sale of Equivalent Consumer Products (regardless of pack size) in any Territory.

3.8	Subject always as provided in clauses 3.6 and 3.7, neither Unilever nor any member of the Unilever Group, including the Unilever Affiliates shall otherwise be prevented or restricted in any way by this agreement from promoting or selling Equivalent Consumer Products to:

(i)	Professional Customers in any Territory;

(ii)	Professional Customers in any in any territory other than a Territory.

3.9	Notwithstanding anything in this agreement, neither Unilever nor any member of the Unilever Group, including the Unilever Affiliates shall have any liability to JD or any of the JDI Affiliates for the promotion of or sales of Equivalent Consumer Products to Professional Customers in any Territory:

(i)	by any third party over which neither Unilever nor any of the Unilever Affiliates has any control;

(ii)	by any licensee, agent, distributor, wholesaler or other reseller, other than, in each case, any such person that is either a Professional Reseller or a licensee or agent appointed or engaged by any member of the Unilever Group (including any Unilever Affiliate) after the Commencement Date for the promotion or sale of Equivalent Consumer Products regardless of pack size) in breach of clause 3.6;

(iii)	by any licensee, agent, distributor, wholesaler or other reseller of any member of the Unilever Group, or by any member of the Unilever Group, (including in each case any Unilever Affiliate) where any such sale was not solicited by it or where it has used reasonable endeavours to procure that such person should not so promote or sell Equivalent Consumer Products to Professional Customers in any Territory;

(iv)	by any licensee, agent, distributor, wholesaler or other reseller of Unilever or any member of the Unilever Group (including any Unilever Affiliate) to whom Unilever or any member of the Unilever Group (including any Unilever Affiliate) was selling such Equivalent Consumer Products at any time during the 12 month period prior to the Commencement Date.

4.	ARRANGEMENTS IN EACH TERRITORY

The Parties have agreed that for local law purposes the JDI Affiliate and the Unilever Affiliate in each Territory will enter into one or more agreements for (a) the appointment of such JDI Affiliate as the agent of such Unilever Affiliate (on the terms and conditions of this agreement) (an “Agency Appointment”), or (b) where an Agency Appointment shall conflict with or violate local law in the territory in which the Agency Appointment is proposed to be made, the appointment of the JDI Affiliate in such other capacity as shall satisfy the requirements of Applicable Law, including appointment as a distributor (a “Distributor Appointment”). In respect of each such Territory, and to the extent that any such LSA Agreement shall not have been entered into at or about the time at which this agreement is entered into, on and after the Commencement Date of this agreement the relevant JDI Affiliate and the relevant Unilever Affiliate shall negotiate with a view to agreeing and entering into for such Territory as soon as reasonably practicable an LSA Agreement for such appointment. Without prejudice to the foregoing obligations of the JDI Affiliates and the Unilever Affiliates, no Unilever Affiliate shall enter into any such LSA Agreement unless the Unilever Parties have given their prior written consent to the terms of such agreement and no JDI Affiliate shall enter into any such LSA Agreement unless JDI has given its prior written consent to such terms. The terms of any such LS Agreement shall so far as possible be consistent with the terms of this agreement and, where applicable, shall be the minimum necessary to comply with any relevant requirements of local law. However, and notwithstanding the terms of any such LSA Agreement, such JDI Affiliate and such Unilever Affiliate shall procure (if necessary, by arrangements to operate outside the relevant Territory and to be agreed in writing) that such appointment, including any Distributor Appointment, shall for all purposes (other than those of applicable local law) be given economic and practical effect as if such LS A Agreement had not been entered into and as if the terms of this agreement prevailed to the extent of any conflict. For the avoidance of doubt, pursuant to such agreements in certain Territories, title to Products shall be deemed to vest in the relevant JDI Affiliate immediately prior to the sale of such Products to Customers, PROVIDED THAT such JDI Affiliate and the relevant Unilever Affiliate shall procure (if necessary, by arrangements to operate outside the relevant Territories and to be agreed in writing) that the appointment in such Territories shall for all purposes (other than those of applicable local law) be given economic and practical effect as if such agreements had not been entered into.

5.	SCOPE OF AGENCY

5.1 (A)	JDI or the applicable JDI Affiliate shall promote the Products to Customers, identify potential sales opportunities for the sale of the Products to Customers, solicit sales of the Products on behalf of the Unilever Affiliates to Customers and generally act as the representative of the Unilever Affiliates in the Territories, in each case with a view to the promotion and sale of the Products only to Customers.

(B)	In respect of the promotion and sale of the Products to Customers (but not otherwise), JDI or the applicable JDI Affiliate may (in each such case, as agent for the relevant Unilever Affiliate) enter into contracts in their own names or in the name of the relevant Unilever Affiliate.

5.2 (A)	The Unilever Affiliate in any Territory may at any time and at its sole discretion (subject to the conditions specified in this clause 5.2 and clause 5.16 and to giving not less than 12 weeks’ prior written notice to the relevant JDI Affiliate):

(i)	subject to clause 5.2(B), add products to the Products or otherwise extend the range of Products;

(ii)	whether as a result of any discontinuance of manufacture or otherwise, remove products from the Products, subject (where applicable) to payment of compensation in accordance with the Umbrella Agreement;

(iii)	without prejudice to sub-paragraph (i) above, change the specification, formulation, packaging, appearance or any other feature of any Product and/or the positioning of or claims made for any such Product; or

(iv)	without prejudice to sub-paragraph (i) above, change the brand or brand name under which any of the Products are promoted or sold under this agreement.

In the event that the relevant Unilever Affiliate makes a change pursuant to one of either sub-paragraph (iii) or sub-paragraph (iv) above in respect of a Product and then makes a further change to such Product under the other of such sub-paragraphs (iii) and (iv) within twelve calendar months of the first such change, such changes (together) shall be deemed to be a single change falling within sub-paragraph (i) above.

(B)	Subject to clause 5.16, as regards any product to be added to the Products or any extension otherwise of the range of Products, the relevant Unilever Affiliate may:

(i)	at any time, add to the Products or otherwise extend the range of Products to include a Unilever Shared Brands Product that is the equivalent of any product sold under a then current Unilever Consumer Brand which performs the same or substantially the same function as any Product; and

(ii)	with the prior written approval of the relevant JDI Affiliate (such approval not to be unreasonably withheld or unreasonably delayed), add to the Products or otherwise extend the range of Products to include any other product.

(C)	Prior to giving any notice pursuant to clause 5.2(A), the relevant Unilever Affiliate and the relevant JDI Affiliate shall discuss in good faith the action which such Unilever Affiliate proposes to take and such JDI Affiliate shall provide such Unilever Affiliate with details of any adverse effects known to such JDI Affiliate which the action such Unilever Affiliate proposes to take may give rise to including, without limitation, breaching the terms of any relevant contracts with Customers, the obsolescence of any stock held by such JDI Affiliate, the impact on other arrangements between the Parties and any cost implications for such Unilever Affiliate. The failure of a Unilever Affiliate to give the notice addressed in the first sentence of clause 5.2(A) shall not prejudice any rights which JDI or the applicable JDI Affiliate are given under this clause 5.2. To the extent that any change made by the Unilever Affiliate in any Territory pursuant to clause 5.2(A) consists of the removal of a Product from this Agreement by means of an increase in the pack size of any product or the elimination of any pack size, then the Unilever Affiliate shall only make such change (i) in so far only as it affects sales of such Product to Professional Customers, after giving to the JD Affiliate at least six (6) months prior notice in lieu of the 12 week notice period required in clause 5.2(A); and (ii) provided consumer products equivalent to the relevant Product have been sold in commercial quantities by any person (including without limitation the relevant member of the Unilever Group) in consumer channels in the Territory for at least three (3) months prior to the date of the notice pursuant to clause 5.2(A) (and where a Unilever Affiliate intends to commercialise such a consumer product, it shall notify the relevant JDI Affiliate of this at least 3 months prior to giving the notice required pursuant to clause 5.2(A) or under (i) of this clause 5.3(C)). The prior sentence shall not apply to situations in which the Unilever Affiliate is discontinuing from the Territory all Equivalent Consumer Products similar to the relevant Product.

(D)	Upon the removal of any Products in accordance with clause 5.2(A)(ii) above or clause 7.6 below, the relevant JDI Affiliate may submit a final order for its reasonable requirements of the Products then subject to the removal or discontinuation, and the relevant Unilever Affiliate shall use all reasonable endeavours to supply, or procure the supply of, such requirements as soon as commercially practicable after the date of final order.

5.3 (A)	The Unilever Affiliate in each Territory shall determine for such Territory and notify the JDI Affiliate in such Territory of:

(i)	the advertising strategy (if any) for the Products;

(ii)	the promotional strategy (if any) for the Products (including the material to be used in the execution of any such strategy); and

(iii)	the Marketing Mix (if any) of the Products to be adopted for promotion and sales of the Products to Customers or types of Customer, and shall keep the JDI Affiliate in such Territory informed of any material developments in those areas which affect the ability of such JDI Affiliate to perform its obligations under this agreement.

(B)	Each such advertising strategy, promotional strategy and Marketing Mix (if any) determined from time to time for the Products in a Territory and communicated to the JDI Affiliate in such Territory shall be implemented by such JDI Affiliate to the extent (if any) required (including, without limitation, at any meetings of the kind referred to in clause 6.17) in the performance of its agency duties under this Agreement (and subject to the provisions of clause 5.4 below).

(C)	The JDI Affiliate in any such Territory may at any time make suggestions to the Unilever Affiliate in such Territory as to the advertising strategy and promotional strategy for and Marketing Mix of the Products in such Territory.

(D)	For the avoidance of doubt, nothing in this agreement shall require the Unilever Parties or any of their respective Affiliates to advertise or promote any of the Products in any Territory.

5.4	The Unilever Affiliate in each Territory shall (subject to the provisions of this agreement) bear, or shall procure that another Unilever Affiliate shall bear, all costs and expenses in such Territory relating to:

(A)	advertising (both general and trade) of the Products; and

(B)	ad hoc price promotions of any Products,

and all other trade promotion payments made in relation to the Products in such Territory.

5.5 (A)	In the event that the JDI Affiliate in any Territory incurs any costs or expenses of the kinds referred to in clause 5.4 which are consistent with the Budget (as communicated at meetings of the kind referred to in clause 6.17) applicable at such time to such Territory, the Unilever Affiliate in such Territory shall reimburse such JDI Affiliate for such costs and expenses. Notwithstanding any other provision herein, no JDI Affiliate shall be required to spend any amounts that are in excess of or inconsistent with the Budget on the advertising and promotional matters referred to in clause 5.4 unless (i) it so elects, in which case such JDI Affiliate shall have no entitlement to reimbursement in respect of any such excess or inconsistent amounts, or (ii) it receives a written directive to so spend from the applicable Unilever Affiliate, in which case such Unilever Affiliate shall promptly reimburse the JDI Affiliate for the excess or inconsistent amount spent.

(B)	Any such reimbursement may be settled by the deduction of the relevant amounts from any amount in respect of Net Proceeds of Sale otherwise payable by such JDI Affiliate to the Unilever Affiliate in its Territory from time to time, subject to such JDI Affiliate having previously provided such Unilever Affiliate with an invoice for and reasonable evidence of the amount and nature of any such costs and expenses and their consistency with the applicable Budget.

5.6	All written material, labels, posters and other material:

(A)	intended to be used in promoting the Products; or

(B)	bearing or using any of the Trade Marks,

and, in either case, produced or used by any JDI Affiliate (and not provided by the Unilever Parties or any Unilever Affiliate) shall be consistent with any applicable Use Guidelines and Category Strategy unless the Unilever Affiliate in the relevant Territory shall have previously agreed in writing to the contrary. The JDI Affiliate in such Territory shall from time to time on reasonable request provide a copy of all such material to the Unilever Affiliate in such Territory. The Unilever Affiliate in the relevant Territory may by written notice to the relevant JDI Affiliate in such Territory require such JDI Affiliate to:

(A)	make such changes to any such material that does not comply with this clause 5.6 as such Unilever Affiliate may reasonably specify in such notice; or

(B)	cease using any such material that does not comply with this clause 5.6, in either such case within a reasonable period of time from receipt of such written notice. For the avoidance of doubt, any such material provided to a JDI Affiliate by the Unilever Affiliate in its Territory shall be deemed to be consistent with any such Use Guidelines and Category Strategy unless (i) such Unilever Affiliate notifies such JDI Affiliate to the contrary, or (ii) such material is modified, altered, tampered with or otherwise changed in any way.

5.7	No JDI Affiliate in any Territory shall without the prior written consent of the Unilever Affiliate in such Territory quote to any Customer a price, discount, Prebate or rebate outside the range of prices, discounts, Prebates and rebates for the Products contained on a written list previously sent (and applicable to the relevant Customer) by such Unilever Affiliate to the JDI Affiliate in such Territory or valid for a period longer than that specified in such written list in relation to any such price, discount, Prebate or rebate (the “Price Range”). For this purpose (and for the avoidance of doubt), any such price, discount, Prebate or rebate shall only be valid and effective for the period specified in such written list or, if later, unless and until such Unilever Affiliate provides such JDI Affiliate with a replacement Price Range (pending receipt of which, the relevant JDI Affiliate may quote to any Customer from the earlier Price Range and such earlier Price Range shall remain valid and effective). When drawing up Price Ranges from time to time, such Unilever Affiliate shall have regard to then current prices charged by such Unilever Affiliate for consumer products similar to the Products in the relevant Territory and need not specify a maximum limit on prices. Neither JDI nor any JDI Affiliate shall be liable to the Unilever Parties or any Unilever Affiliate for any failure to sell or promote Products for which a Price Range has not been provided to JDI or such JDI Affiliate by the relevant Unilever Affiliate.

5.8	Unless otherwise agreed in writing between the local JDI Affiliate and the local Unilever Affiliate, should the Unilever Affiliate in any Territory give its prior written consent to the JDI Affiliate in such Territory quoting a price, discount, Prebate or rebate outside the Price Range, any such price, discount, Prebate or rebate agreed by such Unilever Affiliate may only be quoted in respect of orders to be received by such JDI Affiliate after the date of such Unilever Affiliate’s written consent and subject always to such Unilever Affiliate’s right to change such price, discount, Prebate or rebate in respect of future orders, as provided in clause 5.9 below. Such price, discount, Prebate or rebate shall not apply to orders received by such JDI Affiliate prior to the date of such Unilever Affiliate’s written consent, which orders shall be invoiced within the Price Range, even if goods relating to those orders are dispatched by the relevant JDI Affiliate after the date of such Unilever Affiliate’s written consent. Neither JDI nor any JDI Affiliate shall be liable or otherwise have any obligation to the Unilever Parties or any Unilever Affiliate for any failure to sell or promote Products for which a Price Range has not been provided to JDI or such JDI Affiliate.

5.9	The Unilever Affiliate in any Territory may at its sole discretion at any time change any of the prices, discounts, Prebates or rebates to be quoted in respect of the Products offered for sale in such Territory. Such Unilever Affiliate shall give the JDI Affiliate in such Territory 45 Business Days’ prior written notice of its intention to change any such price, discount, Prebate or rebate and no such change to prices, discounts, Prebates or rebates shall be specified as taking effect prior to the date of such written notice.

5.10	When quoting a price, discount, Prebate or rebate for a Product to a Customer, each JDI Affiliate shall have regard to the period of time for which such price, discount, Prebate or rebate will remain valid after the time of such quote and shall use reasonable endeavours to ensure that where an order is placed for any such Product during such period, delivery of such Product to the Customer shall take place either during such period or without undue delay following the expiry of such period.

5.11	Without prejudice to clause 6.7(B), neither JDI nor any JDI Affiliate shall, without the prior written consent of the Unilever Parties, commit any Unilever Affiliate after the date of this agreement to any contract with a Customer:

(A)	which would terminate later than the expiry of this agreement (or, where notice of earlier termination of this agreement has been given to the local JDI Affiliate on or before the time a commitment has been made in relation to any one or more Territories, later in any such Territory than the date of such earlier termination); or

(B)	of a duration exceeding twelve calendar months which is not terminable by the relevant Unilever Affiliate on six months’ notice or less; or

(C)	which applies to more than one Territory; or

(D)	which relates to anticipated Net Proceeds of Sale with respect to such Customer for any calendar year in excess of €3 million.

5.12	Save to the extent permitted by terms and conditions of business which comply in all respects with clause 6.7(B) or otherwise with the prior written consent of the Unilever Parties, neither JDI nor any of its Affiliates shall pledge the credit of the Unilever Parties or any of their respective Affiliates or extend credit to Customers or any other person.

5.13	Neither JDI nor any of its Affiliates shall give any warranties (other than any warranties implied by local law in the relevant jurisdiction or any warranties contained in terms and conditions of business which comply in all respects with clause 6.7(B)) on behalf of the Unilever Parties or any of their respective Affiliates or incur any liabilities on behalf of the Unilever Parties or any of their respective Affiliates or in any way seek to bind the Unilever Parties or any of their respective Affiliates, in any such case outside the scope of JDI’s appointment and the appointment of its Affiliates as agents of the Unilever Affiliates on the terms and conditions of this agreement.

5.14	The Parties acknowledge that from time to time the JDI Affiliate in any Territory may make suggestions to the Unilever Parties or to the Unilever Affiliate in such Territory concerning the strategy to be adopted for the promotion and sale of the Products.

5.15	The Unilever Affiliate in each Territory shall have the right, once in each calendar year and upon reasonable advance notice to the relevant JDI Affiliate, to contact each then current Customer in such Territory to discuss issues relating to their customer/supplier relationship.

5.16

Notwithstanding any other provision in this agreement, in no event will JDI be required to market Products under this agreement that would violate the Brand Licence Agreement dated 3rd May, 2002 between JDI and SCJ.

5.17	Buying Agent

(A)	This clause 5.17 applies to the extent agreed between the Unilever Affiliate and the JDI Affiliate in any Territory from time to time.

(B)	Each relevant JDI Affiliate shall manage on behalf of the relevant Unilever Affiliate supply chain relationships of such Unilever Affiliate relating to purchases of Products by such Unilever Affiliate (for on-sale to Customers under this agreement) from:

(i)	other members of the Unilever Group; and/or

(ii)	all other third party suppliers (including, for the avoidance of doubt, other members of JDI’s Group);

in each case, consistent with the past practices of such JDI Affiliate in connection with the Products in the Territory, as applicable.

(C)	Without prejudice to the generality of clause 5.17(B), such JDI Affiliate shall (on behalf of the relevant Unilever Affiliate):

(i)	place orders for and (where relevant) forecast demand for Products;

(ii)	check stock on delivery and record stock receipts and reconcile them to invoices;

(iii)	resolve relevant discrepancies; and

(iv)	settle invoices from any such suppliers relating to purchases of Products in accordance with agreed credit terms. For supplies from other members of the Unilever Group and from other members of JDI’s Group, invoices shall be settled by the end of the month following the month in which the invoice was generated.

(D)	In the event that the JDI Affiliate in any Territory is required to make any payment (on behalf of the relevant Unilever Affiliate) to any relevant supplier of Products to settle an invoice of the kind referred to in clause 5.17(C)(iv), the Unilever Affiliate in such Territory shall reimburse such JDI Affiliate for all such costs and expenses, including, subject to clause 22(B), VAT, sales tax or duty. Any such reimbursement shall be settled by the end of the month following the month in which such JDI Affiliate provides such Unilever Affiliate with an invoice for and reasonable evidence of the amount and nature of any such payment. If such JDI Affiliate is required to settle invoices from any third-party supplier significantly earlier than the end of the month following the month in which such invoices are sent, such Unilever Affiliate and such JDI Affiliate shall agree, in good faith, separate reimbursement arrangements. For the avoidance of doubt, the intent of this sub-clause is that all arrangements made under this clause 5.17 shall be cash-neutral for such JDI Affiliate, and if such JDI Affiliate shall not have been reimbursed by the date on which the JDI Affiliate is required to settle the relevant invoice of the kind referred to in clause 5.17(C)(iv), it may withhold the amounts due from any subsequent payment of Net Proceeds of Sale to the relevant Unilever Affiliate.

(E)	Notwithstanding the other provisions of this clause 5.17, the Parties intend that:

(i)	save as provided in clause 5.17(F), all contracts for the supply of Products to any Unilever Affiliate (for on-sale to Customers under this agreement) should be between such Unilever Affiliate and such supplier and, for the avoidance of doubt, no JDI Affiliate should be a party to any such contracts;

(ii)	unless otherwise agreed in any Territory, invoices submitted by suppliers to the relevant Unilever Affiliate pursuant to any such contract should be in the name of such Unilever Affiliate.

(F)	Nothing in this clause 5.17 shall affect the obligations of any member of JDI’s Group or any member of the Unilever Group under the Supply Agreements.

6.	OBLIGATIONS OF THE AGENTS

6.1	General

The JDI Affiliates shall, during the continuance of this agreement, at all times act dutifully and in good faith toward the Unilever Parties and their respective Affiliates in relation to the Products and in particular (but without limitation) shall:

(A)	use commercially reasonable and proper efforts to promote and market the Products to Customers and prospective Customers;

(B)	solicit Customers for the Products in the name and on behalf of the applicable Unilever Affiliate and fulfil such orders, subject to the fulfilment by such Unilever Affiliate of its obligations under clause 7.5;

(C)	administer the sales it makes under this agreement, including invoicing Customers, collecting receivables and paying Net Proceeds of Sale (less the Agency Fee and certain other costs as described herein) to the Unilever Parties or the applicable Unilever Affiliate;

(D)	subject to any directions, orders or instructions that the Unilever Parties or the relevant Unilever Affiliates may from time to time properly and reasonably give, perform its duties hereunder in accordance with the terms and conditions of this agreement; and

(E)	provide (directly or indirectly) to Customers all necessary after-sales technical support and customer care relating to the Products, of the kind and to a level and response times which are at least as good as that of such support and care (if any) provided to similar Customers by the JDI Affiliates in the six months prior to the date of this agreement.

6.2	Each JDI Affiliate shall keep up-to-date records of Customers, including name, location, details of discussions, state of progress, names and positions of Customer personnel.

6.3	Reporting

(A)	Each JDI Affiliate shall send to the Unilever Affiliate in its Territory as soon as reasonably practicable (and in any event no later than the tenth Business Day of each calendar month) the financial and accounting information specified in schedule 3 in respect of the preceding calendar month (or other period agreed between such JDI Affiliate and such Unilever Affiliate for such purpose).

(B)	Each JDI Affiliate shall, save where and to the extent such JDI Affiliate shall have agreed to the contrary with the Unilever Affiliate in the relevant Territory:

(i)	send to the Unilever Affiliate in its Territory as soon as reasonably practicable and in any event no later than the tenth Business Day of each calendar month an analysis of the stock of each Product known to such JDI Affiliate to have been lost or damaged during the preceding calendar month (or other period agreed between such JDI Affiliate and such Unilever Affiliate for such purpose) while under the control of JDI or any of its Affiliates on behalf of the relevant Unilever Affiliate;

(ii)	keep the Unilever Affiliate in its Territory reasonably informed of any information relating to sales of Products to Customers in the Territory which may come to the attention of JDI or the JDI Affiliate in such Territory and which may assist or prejudice the Unilever Parties and their respective Affiliates in developing the market for the Products in such Territory including, without limitation, trading conditions, trading terms and methods of business in the Territories, in each such case to the extent such information is publicly available or otherwise generally available to participants in the same industry as the Unilever Parties and JDI;

(iii)	keep the Unilever Affiliate in its Territory regularly informed of all new and material regulations affecting the promotion, distribution and sale of the Products in or into such Territory; provided that any breach of this provision by any JDI Affiliate shall not prejudice such JDI Affiliate’s or JDI’s right to indemnification hereunder in accordance with clause 16.2; and

(iv)	permit the Unilever Affiliate in its Territory and its Representatives to have reasonable access to and inspect and/or copy the books and records of the relevant JDI Affiliate and things material to the promotion and sale of the Products to the extent that such access, inspection and copies are reasonably required by such Unilever Affiliate to verify the JDI Affiliate’s compliance with this agreement. The JDI Affiliate shall afford such access upon reasonable advance notice and during normal business hours and the Unilever Affiliate shall be solely responsible for any costs or expenses incurred by it or its Representatives pursuant to this clause.

(C)	Without prejudice to the generality of sub-clauses (A) and (B), each JDI Affiliate shall:

(i)	save to the extent that the relevant JDI Affiliate may have agreed to the contrary with the Unilever Affiliate in its Territory, submit to such Unilever Affiliate on or before the 20th day in each calendar month a detailed good faith forecast of sales and stock requirements of the Products anticipated for the next three month period (having regard to sales made and stock held) which shall be as accurate as is reasonably possible (such Unilever Affiliate acknowledging, however, that such forecast is a prediction of a future event and therefore will not necessarily be indicative of JDI’s or any JDI Affiliate’s actual future performance and that (save that the same was made in good faith) no representation is made or intended with respect to any such forecast);

(ii)	submit to the Unilever Affiliate in its Territory in each year reports on the following matters at the following times:

(A)	in June and December each year, the advertising and promotional activities which (consistently with clause 5) it will carry out as an agent hereunder in the six months following fifteen days after the date of each report;

(B)	in July and January each year, the trend of demand for the Products for the six-month periods ending 30th June and 31st December respectively for such year, together with a commentary on then prevailing trading conditions for the six-month periods ending 30th June and 31st December respectively for such year; and

(C)	in July and January each year, the status of all key Customer accounts in such JDI Affiliate’s Territory;

(iii)	provide within a reasonable period of time after a request by the Unilever Affiliate in its Territory the name, address and any other reasonable details of any current Customer;

(iv)	without prejudice to the generality of the foregoing, send to the Unilever Affiliate in its Territory upon reasonable request such details of present and future sales of Products and other statistical information and forecasts as such Unilever Affiliate may reasonably require for budgetary purposes and for programming future production;

(v)	submit to the Unilever Affiliate in its Territory all complaints known by it relating to the Products together with all available evidence and other information relating thereto and forward to such Unilever Affiliate for examination representative samples of the Products in respect of which complaints are made together with full identification of such Products including product references and numbers;

(vi)	promptly notify the Unilever Affiliate in any relevant Territory of any suspected infringement of, passing off or unfair competition in relation to any Trade Mark of which in each case they become aware;

(vii)	without prejudice to any of the other provisions of this agreement, forthwith following any such event, advise the Unilever Affiliate in its Territory in writing of any “change of control” for the purpose of clause 11.2(A) or (B);

(viii)	inform the Unilever Affiliate in its Territory within a reasonable period of time, should it anticipate a volume of sales of any of the Products lower by 10% or more than the volume forecasted pursuant to clause 6.3(C)(i) for that Product; and

(ix)	otherwise provide to the Unilever Affiliate in its Territory on request all other information whatsoever relating to the performance by it of each JDI Affiliate’s obligations under this agreement or to the promotion and sale of the Products, as may be agreed in writing from time to time between the Unilever Affiliate and the JDI Affiliate in such Territory to facilitate the smooth operation of this agreement and the promotion and sale of the Products.

6.4	Payments

Subject to any set-off permitted by clause 5.5 in settlement of an invoice relating to advertising and promotional costs and expenses consistent with any applicable Budget or clause 5.17 or 8.3 in settlement of an invoice relating to the Agency Fee, the JDI Affiliate in each Territory shall pay to the Unilever Affiliate in such Territory an amount equal to the aggregate of the full amount of the Net Proceeds of Sale in such Territory for each Base Month and amounts in respect of VAT, sales tax or duty payable by Customers in respect of the sales and the provision of after-sales services and customer care to which such Net Proceeds of Sale relate, by the end of each corresponding Payment Period, together with an amount equal to the full value (if any and as notified by way of a debit note) of all stock known by the relevant JDI Affiliate to be lost or damaged in such Territory while under the control of JDI or any of its Affiliates during each such Base Month (other than as provided in clause 7.5 herein and where JDI or the relevant JDI Affiliate can show that such loss or damage was not due to the negligence or wilful default of itself or any of its Affiliates). To the extent that the amount paid by a JDI Affiliate to a Unilever Affiliate under this clause or under clause 12.1(E) in respect of the Net Proceeds of Sale in such Territory for each Base Month and amounts in respect of VAT, sales tax or duty payable by customers in respect of the sales and the provision of after-sales services and customer care to which such Net Proceeds of Sale relate (after taking account of any offset pursuant to clause 8.4 below) exceeds the amounts actually received by the relevant JDI Affiliate in respect of such Net Proceeds of Sale and amounts in respect of VAT, sales tax or duty prior to the date of payment, it shall constitute a working capital advance by the relevant JDI Affiliate to the relevant Unilever Affiliate. Such working capital advance shall be deemed to be repaid on each date on which the relevant JDI Affiliate recovers sums in respect of such Net Proceeds of Sale and amounts in respect of VAT, sales tax or duty after that date but before the date falling 12 calendar months from the last day of the relevant Base Month and retains such sums pursuant to clause 9.4 below.

6.5	Staff and Resource

Each JDI Affiliate shall have premises, suitably qualified and competent personnel, administrative facilities and other resources adequate for the performance of its obligations under this agreement.

6.6	Due Diligence

(A)	The JDI Affiliate in each Territory shall:

(i)	make such calls upon Customers in the Territory for the purpose of promoting the Products as JDI or the applicable JDI Affiliate deems fit; and

(ii)	attend such trade exhibitions, commercial and technical presentations and other sales outlets in the Territory during a given calendar year as it and the relevant Unilever Affiliate shall have previously and mutually agreed in writing at the beginning of such year, in each such case in a commercially reasonable manner and consistent with the promotional strategy (if any) determined for such Territory in accordance with clause 5.3.

(B)	Each JDI Affiliate shall advise the relevant Unilever Affiliate in writing at least two months (or otherwise as soon as reasonably practicable) before attending any trade exhibition, commercial or technical presentation or other sales outlet in accordance with sub-clause (A)(ii) above where such Unilever Affiliate is or will be required to provide promotional items or demonstration equipment for such exhibition or presentation save that, where no such items or equipment are required, the period for giving such written advice shall be reduced to 14 days.

6.7	Prohibitions

Neither JDI nor any of its Affiliates shall, without the prior written consent of the Unilever Affiliate in any relevant Territory:

(A)	procure Customers for any products of the Unilever Affiliates which are not Products or actively solicit purchasers of any Products who are not Customers; or

(B)	whether in connection with the sale of any Product or otherwise in fulfilment of its obligations under this agreement, enter into any contract or offer any warranty on terms which are inconsistent with those terms of business provided in writing by or on behalf of the relevant Unilever Affiliate to the relevant JDI Affiliate; or

(C)	make any delivery commitment to a purchaser or potential purchaser with respect to a Product which is inconsistent with any applicable terms of business complying with sub-clause (B) above or which the Unilever Parties or any relevant Affiliate of the Unilever Parties have notified that they will be unable to fulfil.

6.8	Licences

(A)	Except as provided in clauses 6.8(B) and 7.7, the JDI Affiliate in each Territory shall use reasonable endeavours to obtain and maintain in force on behalf of itself as agent for the relevant Unilever Affiliate all licences, consents and approvals (“Licences”) of any governmental or quasi-governmental or other regulatory authority as may be required in connection with the storage, promotion and sale of the Products by the JDI Affiliate in the Territory in fulfilment of its obligations hereunder, and the costs of obtaining and maintaining all such Licences shall be for such JDI Affiliate’s account. The Unilever Affiliate in such Territory shall provide all such information and technical support as the relevant JDI Affiliate may from time to time reasonably request in connection with the obtaining and maintaining in force of any such Licence. Upon its becoming aware of the same, the JDI Affiliate shall promptly notify the relevant Unilever Affiliate that a Licence has not been granted or that a Licence has been withdrawn and shall take (at the relevant Unilever Affiliate’s expense) any lawful action that such Unilever Affiliate may require it to take in relation to the refused or withdrawn Licence.

(B)	Without limitation of clause 7.7 and except as otherwise expressly provided in this clause 6.8(B), the Unilever Affiliate in each Territory shall use reasonable endeavours to obtain and maintain in force on behalf of such Unilever Affiliate all licences, consents or permits for those things endemic to the Products themselves, such as those related to the formulations and labelling of Products (the “Product Licences”). The JDI Affiliate in such Territory shall provide all such information and technical and regulatory support as such Unilever Affiliate may from time to time reasonably request in connection with the obtaining and maintaining in force of any such Product Licence, provided that such support shall not cause such JDI Affiliate to incur unreasonable expenses. The costs of obtaining and maintaining the Product Licences that were obtained, held or maintained by any Company or Asset Seller for purposes of selling, storing or promoting Products in such Territory on or prior to the Closing Date (or the date of any Delayed Closing, as the case may be), and which were transferred to JDI or the Designated Buyer at or after Closing (or any Delayed Closing, as the case may be), shall be for the account of JDI (on behalf of itself and each relevant JDI Affiliate). The costs of obtaining and maintaining Product Licences which were not transferred to JDI or the Designated Buyer at or after Closing (or any Delayed Closing, as the case may be) shall be for the account of the Unilever Parties (on behalf of themselves and each relevant Unilever Affiliate) and paid for by the Unilever Parties (on behalf of themselves and each relevant Unilever Affiliate) promptly upon invoice. JDI and each JDI Affiliate shall be entitled to deduct from amounts payable by JDI or such JDI Affiliate to the Unilever Parties or any Unilever Affiliate hereunder any amounts payable by the Unilever Parties or any Unilever Affiliate pursuant to this clause 6.8(B).

Notwithstanding any other provision herein, the JDI Affiliate shall be under no obligation to fulfil any of its obligations under this Agreement to the extent it is unable, under Applicable Laws, to do so due to the lack of having any Licence or the failure by the Unilever Parties to obtain or maintain any Product Licence.

(C)	The JDI Affiliate in each Territory shall, upon the reasonable request of the Unilever Affiliate in such Territory made in the ordinary course of business, co-operate with and assist such Unilever Affiliate in understanding compliance matters relating to the packaging and labelling of products, materials handling, pack sizes and pack design in that Territory.

6.9	Title to Goods

Title to goods (including, without limitation, all Products) made available by the Unilever Affiliate in any Territory to any JDI Affiliate under this agreement shall, unless otherwise agreed in writing, remain vested in such Unilever Affiliate until the later of the sale of such goods to a Customer and the time at which title to such goods is expressed to pass in any applicable retention of title clause or other terms and conditions of sale. For the avoidance of doubt, no title to any such goods shall, unless otherwise agreed in writing, pass to JDI or any of its Affiliates.

6.10	Insurance

(A)	JDI and each JDI Affiliate confirm that it has made appropriate insurance arrangements (including, where applicable, through appropriate levels of self-insurance) in relation to any liability it may incur under this agreement. Each such JDI Affiliate shall also procure that, to the extent practicable, the interest of the Unilever Parties and their respective Affiliates are noted in any such insurance policies relating to stock held on behalf of any relevant Unilever Affiliate.

(B)	The Unilever Parties and each Unilever Affiliate confirm that they have made appropriate insurance arrangements (including, where applicable, through appropriate levels of self-insurance) in relation to any liability they may incur in respect of the Products or product liability under this agreement.

6.11	Delegation

Neither JDI nor any of its Affiliates shall delegate any duties or obligations arising under this agreement otherwise than as expressly permitted under its terms. For the avoidance of doubt, this clause shall not require the termination of any relevant delegated authority in existence prior to the date of this agreement which is to continue on and after such date.

6.12	Description as Agents

Neither JDI nor any of its Affiliates shall describe itself as agent or representative of the Unilever Parties or any of their respective Affiliates otherwise than in relation to the promotion and sale of the Products and in a manner consistent with this agreement.

6.13	Not to modify or tamper with Products

The JDI Affiliates shall sell the Products in the same condition as that in which they receive them on behalf of the Unilever Affiliates and shall not modify, alter, remove or tamper with them or any markings or name plates or indications of source or origin on them or any packaging supplied by any of the Unilever Affiliates; provided, however, that JDI and the JDI Affiliates may put such additional labels or markings on these Products or on any packaging supplied by any of the Unilever Affiliates for the Products as is necessary in order for JDI or such JDI Affiliates to comply with their obligations under any applicable law or regulation.

6.14	Stock

The JDI Affiliate in each Territory shall (save where it is unable to do so from time to time because the relevant Unilever Affiliate has not complied with clause 7.5):

(A)	maintain minimum stock levels on behalf of the Unilever Affiliate in such Territory (as agreed between such JDI Affiliate and such Unilever Affiliate from time to time based on forecast requirements for the Products and with a view to enabling such JDI Affiliate to meet its obligations under this agreement) at all times during the term of this agreement;

(B)	accept orders on behalf of the Unilever Affiliate in such Territory and settle all such orders out of stock held by such JDI Affiliate on behalf of such Unilever Affiliate;

(C)	to the extent practicable, hold stocks of the Products separately from any other stock or other inventory held by or on behalf of such JDI Affiliate and mark stocks of the Products as belonging to the relevant Unilever Affiliate; and

(D)	once in each calendar year (upon the request of and at a time notified by the Unilever Affiliate in such Territory), furnish to such Unilever Affiliate a stock audit certificate (signed by an independent third party auditor duly qualified in the relevant Territory and which, for the avoidance of doubt, may be prepared and signed as part of any audit process undertaken by such JDI Affiliate) relating to the stock held on behalf of such Unilever Affiliate at each relevant site by (or on behalf of) such JDI Affiliate, together with details (save where already previously reported to the relevant Unilever Affiliate) of all stock revealed by such stock audit to have been lost or damaged while under the control of JDI or such JDI Affiliate since the date on which the last such stock audit was carried out (or, if no such stock audit has previously been carried out, since the date of this agreement). Notwithstanding the immediately preceding sentence, a Unilever Affiliate may request and receive in a calendar year one stock audit in addition to the stock audit provided above, so long as it provides reasonable advance written notice requesting same and pays all costs associated therewith.

6.15	Credit Control

The JDI Affiliate in each Territory shall from time to time:

(A)	identify Customers;

(B)	conduct credit and other similar checks on Customers; and

(C)	collect debts and other receivables due to any Unilever Affiliate pursuant to this agreement,

in each such case as a Reasonable and Prudent Operator and in a manner consistent with the practices and procedures for such Territory applied by such JDI Affiliate in the carrying out of such matters in relation to the Products in the past PROVIDED THAT the Unilever Affiliate in such Territory may at any time instruct such JDI Affiliate in writing not to extend credit to any particular Customer,

AND FURTHER PROVIDED THAT as soon as JDI, or the JDI Affiliate in any Territory, becomes aware of a significant risk of the Historical Benchmark being substantially exceeded in any calendar year either globally or in that Territory, it will:

(i)	notify the Unilever Parties or the Unilever Affiliate in that Territory thereof as soon as commercially practicable;

(ii)	allow the Unilever Parties, or the Unilever Affiliate in that Territory, full access to the books and records relating to the Customer(s) concerned;

(iii)	discuss in good faith with the Unilever Parties, or the Unilever Affiliate in that Territory, the steps which need to be taken to mitigate the risks and minimise potential losses arising from such circumstances; and

(iv)	allow the Unilever Parties, or the Unilever Affiliate in that Territory, to take responsibility for collecting any debts outstanding in accordance with clause 19.1(C).

6.16	Delivery of Products, etc. to Customers

The JDI Affiliate in each Territory shall from time to time deliver Products (and any relevant after-sales technical support or customer care) to Customers at times consistent with the terms of any applicable contracts with such Customers save where it is prevented from doing so by any failure of a Unilever Affiliate to comply with clause 7.5.

6.17	Regular Review Meetings

The Unilever Affiliate and the JDI Affiliate in each Territory shall from time to time (and at least once in each calendar year) upon reasonable notice given by such Unilever Affiliate attend a review meeting at which the Parties may discuss issues relating to the operation of this agreement in such Territory and the Unilever Affiliate in such Territory may, amongst other things:

(A)	notify the JDI Affiliate in such Territory of any new advertising strategy, promotional strategy and/or Marketing Mix determined for such Territory under clause 5.3(A);

(B)	notify such JDI Affiliate of any new Price Range applicable to such Territory in accordance with clause 5.7;

(C)	notify such JDI Affiliate of the Budget for such Territory for the period specified in such Budget; and

(D)	discuss with such JDI Affiliate how to implement any applicable advertising strategy, promotional strategy, Marketing Mix and/or Price Range in such Territory in relation to Customers or types of Customer and how such JDI Affiliate will from time to time comply with its obligations under clause 6.6(B).

7.	OBLIGATIONS OF THE UNILEVER PARTIES

7.1	General

The Unilever Parties and their respective Affiliates shall during the continuance of this agreement at all times act dutifully and in good faith toward JDI and the JDI Affiliates (in their capacity as agents of the Unilever Affiliates on the terms and conditions of this agreement).

7.2	Notification of decrease in volume

If at any time it expects that the volume of sales of the Products in a Territory will be significantly lower than the volume that the JDI Affiliate in such Territory would expect under normal circumstances, the Unilever Affiliate shall provide written notice of that expectation to such JDI Affiliate within a reasonable time.

7.3	Sales Literature and other documentation

If and to the extent that the JDI Affiliate in a Territory is implementing an advertising strategy and/or a promotional strategy (in each case, subject to clause 5), the Unilever Affiliate in such Territory shall use all reasonable endeavours to support such JDI Affiliate in the implementation of any such strategy.

7.4	Training

The Unilever Affiliate in each Territory shall receive at its premises for training in the technical characteristics of the Products and the servicing thereof in such Territory such numbers of employees of the JDI Affiliate in such Territory as may be necessary to enable such JDI Affiliate properly to perform its functions in such Territory under this agreement. The content and duration of the training programme shall be determined by such Unilever Affiliate after consultation with the relevant JDI Affiliate but shall be comparable to the training otherwise offered to employees of Unilever Affiliates or other agents performing similar functions. All travelling and living expenses (but not the cost of actual training) of any employees of the relevant JDI Affiliate so received by the relevant Unilever Affiliate for training shall be borne by the relevant JDI Affiliate.

7.5	Stock

The Unilever Affiliate in each Territory shall use its best endeavours to procure the timely delivery (based on the relevant JDI Affiliate’s request for the same) to the JDI Affiliate in such Territory (or as it may reasonably direct) of its requirements of stock of the Products requested by it pursuant to this agreement PROVIDED THAT no Unilever Affiliate shall be in breach of such obligation to the extent that JDI or any of its Affiliates shall have failed to supply any such Products (or any other materials) under the relevant Supply Agreement and such failure is not due to a breach by the relevant Unilever Affiliate thereunder. Upon the delivery of such stock, the receiving JDI Affiliate shall have 5 days to identify missing or damaged stock and notify the relevant Unilever Affiliate of same. The relevant Unilever Affiliate shall promptly thereafter replace the necessary or damaged stock identified in the notice and reimburse the JDI Affiliate for all costs associated with disposing of the damaged stock in accordance with the relevant Unilever Affiliate’s reasonable instructions.

7.6	Continued Manufacture

The Unilever Parties and their respective Affiliates shall be under no obligation to continue the manufacture of all or any of the Products but each relevant Unilever Affiliate shall give at least 12 weeks’ notice to each affected JDI Affiliate prior to discontinuing the manufacture of any of the Products.

7.7	Import Licences

The Unilever Affiliate in each Territory shall be responsible for obtaining and maintaining in force at its own expense and on its own behalf (and, if necessary, on behalf of the JDI Affiliate in such Territory) all licences, consents and approvals of any governmental or quasi-governmental or other regulatory authority as may be required in connection with the import of the Products into such Territory. The JDI Affiliate in such Territory shall (subject to the relevant Unilever Affiliate meeting such JDI Affiliate’s reasonable out-of-pocket expenses of which it has provided written evidence to such Unilever Affiliate) provide all such reasonably available information and all such technical support as such Unilever Affiliate may from time to time reasonably request in connection with the obtaining and maintaining in force of any such licence, consent or approval.

7.8	Product Recalls

(A)	In the event that for any reason it becomes necessary to implement a recall of any Products sold to Customers or otherwise provide notice to Customers or end-users with respect to any product warranty, product liability or product use or safety matter relating to any Product, the Unilever Affiliate in any Territory may give instructions to the JDI Affiliate in such Territory as to the manner in which such recall or notification shall be carried out. Without prejudice to clause 16, the carrying out of all such recalls and notifications shall be at the relevant Unilever Affiliate’s sole cost and expense.

(B)	The Unilever Affiliate in each Territory shall keep the JDI Affiliate in its Territory informed in reasonable detail of any circumstances of which it is aware which would or might give rise to a recall of any Products sold to Customers or to substantially increased levels of complaints about Products from Customers.

7.9	Packaging

Save as may otherwise be agreed in any LSA Agreement, each relevant Unilever Affiliate shall be responsible for the packaging, including labels, markings, name plates or indications of source or origin of the Products, for sale to Customers without the involvement of JDI or any JDI Affiliate (except as JDI or the JDI Affiliate may do, but shall not be required to do, under clause 6.13) and for assessing that such packaging is in compliance with all Applicable Laws. Each relevant Unilever Affiliate shall promptly notify JDI or the relevant JDI Affiliate if any Applicable Law requires that JDI or such JDI Affiliate be identified on any such packaging and shall provide reasonable access to personnel, information and documentation relating to any such requirement on a timely basis.

7.10	Other Duties

The Unilever Affiliate in each Territory shall:

(A)	reimburse JDI or the JDI Affiliate in such Territory for the cost of such samples, catalogues, price lists, terms and conditions of sale, advertising, promotional and selling materials, literature and information as JDI or such JDI Affiliate may from time to time reasonably require for the purpose of the promotion and sale of the Products in the Territories;

(B)	supply to such JDI Affiliate any information that may come into its possession which is not commercially confidential to it and which may assist JDI or such JDI Affiliate to effect sales of the Products pursuant to this agreement;

(C)	honour any contract for the sale of the Products entered into by JDI or any JDI Affiliate on behalf of a Unilever Affiliate pursuant to and in accordance with this agreement;

(D)	save where the same is to be handled by the relevant JDI Affiliate in accordance with this agreement, promptly and efficiently deal with any after-sales inquiry relating to the Products raised by a Customer in the Territory with such Unilever Affiliate and notify the JDI Affiliate in such Territory of the identity of such Customer; and

(E)	at the request of the relevant JDI Affiliate, supply to such JDI Affiliate the name and address of any Customer to which the Unilever Parties or any Unilever Affiliate have sold (directly or indirectly through distributors or agents) any Products in the Territories pursuant to clause 3.4(A)(iii) (to the extent that the Unilever Parties or such Unilever Affiliate have such name and address and are able so to provide it).

8.	REMUNERATION OF JDI AND ITS AFFILIATES

8.1	The Unilever Affiliate in each Territory shall pay to JDI Affiliate in such Territory an aggregate amount equal to the Agency Fee in consideration of such JDI Affiliate acting as the agent of such Unilever Affiliate (on the terms and conditions of this agreement).

8.2	The JDI Affiliate in each Territory shall send to the Unilever Affiliate in such Territory an invoice in respect of the Agency Fee applicable to such Territory monthly (or otherwise periodically as agreed) in arrear as soon as reasonably practicable in and in any event no later than five Business Days following the end of the relevant Base Month.

8.3	Each such invoice shall be settled by setting off the amount due under such invoice against the amount due from such JDI Affiliate to such Unilever Affiliate under clause 6.4 above.

8.4	Where a JDI Affiliate is obliged to account to a Unilever Affiliate for any amounts under clause 9.4(A) or (B), such Unilever Affiliate shall be required to pay an equivalent amount to such JDI Affiliate by way of Agency Fee and such obligation may be satisfied by setting off the relevant amount against the amount due under clause 9.4(A) or (B).

8.5	If, by the date falling 12 calendar months from the last day of the Base Month to which the relevant payment under clause 6.4 relates, any part of the working capital advance described as arising in relation to such Base Month under clause 6.4 above remains outstanding, such amount shall be written off by such JDI Affiliate and such write-off shall be treated as a commensurate refund of and reduction in the Agency Fee payable in respect of the relevant Base Month.

8.6 (A)	Unless otherwise expressly provided in this agreement or agreed between a Unilever Affiliate and a JDI Affiliate, any payment to be made under this agreement shall be made in full, without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by law).

(B)	Unless otherwise expressly provided or agreed between a Unilever Affiliate and a JDI Affiliate, if any deductions or withholdings are required by law to be made from any sums payable by a JDI Affiliate or JDI or a Unilever Affiliate or a Unilever Party under this Agreement (in any case, for the purposes of this paragraph (B) and paragraph (C) below, a “Payer”), the Payer shall pay to the person to whom payment is to be made (the “Recipient”) such sum as will, after such deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(C)

Unless otherwise expressly provided or agreed between a Unilever Affiliate and a JDI Affiliate, if a Payer makes a deduction or withholding pursuant to paragraph (B) above, and the Recipient (or any member of the Recipient’s group) obtains the benefit of any deduction, credit, allowance, set-off or other relief from taxation in respect of or as a result of the deduction or withholding (a “Tax Benefit”), the Recipient shall pay to the Payer an amount which will leave the Recipient’s group (after that payment) in the same after-tax position as it would have been in had the circumstances giving rise to the withholding or deduction not arisen, provided that nothing in this clause shall affect the Recipient’s group’s right to arrange its tax affairs generally in such manner as it deems fit and such Recipient’s group shall not be obliged to disclose any information regarding its tax affairs or computations to the Payer, except that, with respect to the Recipient’s year-end audit, the Payer may request, and the Recipient shall (at the Payer’s sole cost and expense) procure, the delivery to the Payer of confirmation from the Recipient’s auditors as to whether any Tax Benefit was received by the Recipient for the year subject to the audit.

9.	RECEIVABLES AND OTHER PAYMENTS

9.1	Each JDI Affiliate shall deliver invoices (in a form and a manner suitable for the purposes of any applicable VAT, sales tax or duty and as agreed with the relevant Unilever Affiliate prior to the date of this agreement) to Customers for all sales of Products and after-sales services and customer care by such JDI Affiliate on behalf of the Unilever Affiliates on the terms and conditions of this agreement.

9.2	The JDI Affiliate in each Territory shall on behalf of the Unilever Affiliate in such Territory collect all receivables and other sums due or becoming due to such Unilever Affiliate in relation to all sales of Products and after-sales services and customer care:

(A)	as at the Commencement Date, in respect of all prior periods; and

(B)	on and from the Commencement Date, until termination of this agreement.

9.3	In instances where a JDI Affiliate invoices a Customer as an agent hereunder and also, separately invoices that same Customer, but not as an agent hereunder, and any subsequent payment (not specifying any invoice) by such Customer is for an amount which is less than the total amount of that which has been invoiced by such JDI Affiliate (as both an agent and not as an agent), then JDI shall apply such payment against the invoices in the chronological order of such invoices, starting with the invoice earliest dated and moving to the next only when such earlier invoice is paid in full.

9.4	To the extent that sums in respect of Net Proceeds of Sale or amounts in respect of VAT, sales tax or duty relating to a Base Month are collected by the relevant JDI Affiliate on behalf of the relevant Unilever Affiliate after the date on which the relevant JDI Affiliate made its payment to the relevant Unilever Affiliate under clause 6.4 in respect of such Base Month but prior to the end of the twelfth calendar month following such Base Month and do not exceed the amount of the outstanding working capital advance arising under clause 6.4 by reference to that Base Month, the relevant JDI Affiliate shall be entitled to retain such amounts by way of repayment of the relevant working capital advance. To the extent that such sums:

(A)	exceed the amount of the outstanding working capital advance; or

(B)	are received after the end of the twelfth calendar month following such Base Month; or

(C)	relate to a period prior to the date of this agreement,

the relevant JDI Affiliate shall be required to account to the relevant Unilever Affiliate for such amounts.

10.	TERM AND DURATION

Save where this agreement shall terminate earlier under clause 11, this agreement shall terminate on the tenth anniversary of the Commencement Date unless the Parties mutually agree in writing, not less than 30 days prior to the expiration of the initial term (or any subsequent term, as applicable) of this agreement, to renew this agreement for an additional, agreed-upon period. For the avoidance of doubt, nothing in this agreement shall oblige any party to this agreement to agree to any extension of the term of this agreement.

11.	EARLY TERMINATION

11.1	Without prejudice to any other right or remedy available to the Parties and subject only to the payment of compensation in accordance with the Umbrella Agreement (where applicable), the Unilever Parties (on behalf of themselves and each Unilever Affiliate) or JDI (on behalf of itself and each JDI Affiliate) may terminate this agreement forthwith upon giving notice in writing to the other on the happening of any of the following events:

(A)	if either of the Unilever Parties (in the case of termination by JDI) or JDI (in the case of termination by the Unilever Parties) (in each such case and below for purposes of this clause 11, the “other party”) is in material breach of any of its obligations under this agreement and, such breach being capable of remedy, fails to remedy the same within 28 days of being given written notice of such breach; or

(B)	if any order is made or a resolution is passed for the winding-up of the other party or if a provisional liquidator is appointed in respect of the other party or if a petition is presented and not discharged within 60 days or a meeting of the creditors of the other party shall have been called or a meeting is convened for the purposes of winding up the other party; or

(C)	if an administration order is made or a petition for such an order is presented in respect of the other party or if there is any other kind of moratorium with respect to debts of the other party; or

(D)	if any voluntary arrangement is proposed under section 1 of the Insolvency Act 1986 (or any statutory modification or re-enactment for the time being) in respect of the other party; or

(E)	if the other party shall have a receiver (which expression shall include an administrative receiver) of all or any of its undertaking or assets appointed or cease or threaten to cease to carry on its business or compound with its creditors or be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any statutory modification or re-enactment for the time being); or

(F)	if any event which is the same or closely analogous to any of the events described in sub-clauses (B) to (E) above occurs in or outside England.

11.2	Without prejudice to any other right or remedy available to the Parties and subject only to the payment of compensation in accordance with the Umbrella Agreement (where applicable):

(A)	The Unilever Parties may terminate this agreement (on behalf of themselves and each Unilever Affiliate) forthwith upon giving notice in writing to JDI (on behalf of itself and each JDI Affiliate) in the event that JDI ceases to be an Affiliate of Commercial Markets Holdco, Inc.

(B)	The Unilever Parties or the Unilever Affiliate in any relevant Territory may terminate this agreement forthwith upon giving notice in writing to the JDI Affiliate in the relevant Territory if such JDI Affiliate ceases to be a member of JDI’s Group.

(C)	JDI may terminate this agreement (on behalf of itself and each JDI Affiliate) forthwith upon giving notice in writing to the Unilever Parties (on behalf of themselves and each of their relevant Affiliates) in the event that the entire issued share capital of either of the Unilever Parties is acquired by any of the following persons: Procter & Gamble, Colgate-Palmolive and Henkel.

(D)	JDI or the JDI Affiliate in any relevant Territory may terminate this agreement forthwith upon giving notice in writing to the Unilever Affiliate in the relevant Territory if such Unilever Affiliate becomes a subsidiary of any of the following persons: Procter & Gamble, Colgate-Palmolive, Henkel, Ecolab and Reckitt Benckiser.

(E)

The Unilever Parties may terminate this agreement (on behalf of themselves and each Unilever Affiliate) on the sixth (6th) anniversary of the Commencement Date subject to having given not less than twelve (12) months’ prior Notice to JDI and, for the avoidance of doubt, any such termination shall be in respect of this agreement and all LSA Agreements.

(F)	The Unilever Parties may terminate this agreement (on behalf of themselves and each Unilever Affiliate) with immediate effect in respect of any Trade Marks, Products or Territories if and to the extent that the Unilever Parties (or any member of the Unilever Group) (i) sells or otherwise disposes of the Trade Marks related thereto and/or the business and/or assets associated with such Trade Marks, Products or Territories or (ii) discontinues, in good faith, the sale of the corresponding consumer product that is equivalent to any such Product in the relevant Territory (including without limitation where such consumer product is migrated to another trade mark of the Unilever Group and the Parties do not agree to the migration by the relevant member of JDI’s Group of the relevant Product to the same trade mark and its inclusion as a Trade Mark hereunder. The Unilever Parties shall, subject to any obligations of confidentiality and applicable law, use commercially reasonable endeavours to give JohnsonDiversey reasonable prior notice of any proposed sale or discontinuation; provided, that, in the event that less than 12 weeks notice is provided, the affected JDI Affiliates shall be provided with a sell-off period for any inventory bearing the Trade Marks on hand when such notice was delivered equal to not less than 12 weeks from the date such notice is delivered.

(G)	The exercise by any party of any right conferred by this clause 11.2 shall be without prejudice to any other right or remedy available to the Parties.

(H)	No right of termination conferred by this clause 11.2 shall be exercised unless the party exercising such right shall have previously considered carefully the merits of exercising such right.

11.3	Without prejudice to any other right or remedy available to the Parties and subject only to the payment of compensation in accordance with the Umbrella Agreement (where applicable), any party shall be entitled to terminate, or (where applicable) to procure that its Affiliate in the relevant Territory terminates, this agreement as regards the promotion and sale of the Products in any particular Territory (and the relevant LSA Agreement) forthwith upon giving notice in writing to the Affiliate of the other party in such Territory if:

(A)	any of the events listed in clause 11.1 occurs in relation to such Affiliate (in such clause, the “other party”);

(B)	the other party or any of its Affiliates engages in any conduct which has, or might reasonably be expected to have, a prejudicial effect on the reputation of the Products or of the other party or any of its respective Affiliates in such Territory such that the resulting damage, if any, would be adverse and material.

11.4	Without prejudice to any other right or remedy available to the Parties and subject only to the payment of compensation in accordance with the Umbrella Agreement (where applicable), this agreement and all LSA Agreement shall terminate automatically and without need for notice immediately upon termination of the Umbrella Agreement and/or the Master Sub-Licence Agreement.

11.5	In respect of each relevant Territory, the JDI Affiliate shall pay to the relevant Unilever Affiliate the Clawback Amount, if following any termination pursuant to clause 11.2 (F)(i) the JD Affiliate enters into a new agreement with the purchaser thereof (or any successor of, or person claiming rights through, such purchaser) in respect of some or all of the Trade Marks or Products sold by the relevant Unilever Affiliate (and in respect of which this Agreement has terminated under Clause 11.2(F)(i)) during the 2 year period following any such termination (a “Replacement Agreement”). The JD Affiliate shall pay the relevant Unilever Affiliate the Clawback Amount within 60 days of the JD Affiliate entering into the Replacement Agreement. The JD Affiliate shall supply to the relevant Unilever Affiliate, on or before the date 60 days after it enters into any Replacement Agreement, a certificate in writing from its auditors certifying the relevant Margin Reduction and the Clawback Amount due.

11.6	Notwithstanding anything to the contrary contained in this agreement (or in the Master Sub-Licence Agreement or in the Umbrella Agreement), none of the Parties (nor any Unilever Affiliate nor any JDI Affiliate) shall have the right to terminate this agreement under any circumstances other than as provided for in clause 11.1, clause 11.2, clause 11.3, clause 11.4 or clause 17(E) of this agreement, which clauses set forth the sole and exclusive grounds under which this agreement can be terminated.

12.	EFFECT OF TERMINATION

12.1	At the effective time (“Termination Date”) of any termination of this agreement (whether in whole or only as regards one or more Territories):

(A)	no amount in respect of any Agency Fee or other commission shall be payable to any relevant JDI Affiliate on orders dated on or after the Termination Date;

(B)	there shall in no event be any apportionment of the Agency Fee or any other commission between any relevant JDI Affiliate and any successor agents;

(C)	JDI and each relevant JDI Affiliate shall immediately cease, as regards all Territories affected by such termination, to represent themselves as being the agents or distributors of the Unilever Affiliates and as soon as reasonably practicable cease to use any materials bearing the Trade Marks or trade or brand names of the Unilever Parties or any of their respective Affiliates;

(D)	the JDI Affiliate in each Territory affected by such termination (or by any renewal or discontinuance pursuant to clauses 5.2(A) or 7.6) shall at the written request of the relevant Unilever Affiliate and at such Unilever Affiliate’s expense (including all expenses associated with packaging, loading and transporting), return to the Unilever Affiliate in each such Territory all stocks of Products (or, in the case of removal or discontinuation, of the removed or discontinued Products) held by it on behalf of such Unilever Affiliate and all other assets and materials relating to such Products provided by such Unilever Affiliate to such JDI Affiliate including, but not limited to, catalogues, sales literature and samples. Each relevant Unilever Affiliate shall be entitled to withhold any Agency Fee or other commission due to any relevant JDI Affiliate until it shall have received all such stock and other assets and materials to be returned to it;

(E)	the JDI Affiliate in each Territory affected by such termination shall:

(i)	notwithstanding such termination, make any payment otherwise required by this agreement to the relevant Unilever Affiliate in respect of Net Proceeds of Sale (after set-off, where applicable, of the amount of any relevant Agency Fee payable in respect of orders dated before the Termination Date) for any period prior to such termination, on a Business Day and no later than the expiry following the Termination Date of a period of time (commencing on the day following the Termination Date) equal in length to the Payment Period for the relevant Territory;

(ii)	provide to the relevant Unilever Affiliate details of all receivables in respect of Net Proceeds of Sale in such Territory due as at such termination to such Unilever Affiliate and all such other information as such Unilever Affiliate may reasonably request to facilitate its collection (whether itself or through an agent) of the same; and

(iii)	provide to the relevant Unilever Affiliate the names and addresses of, and a reasonable level of other information concerning, all actual Customers of the Products in the last twelve months.

(F)	any termination hereof shall be without prejudice to any party’s rights:

(i)	against any other party arising prior to the Termination Date, including rights to payment of amounts in respect of sales of Products to Customers prior to the Termination Date and for any antecedent breach by that other party (or any of its Affiliates) of any of its obligations under this agreement; and

(ii)	in respect of any rights of any party or any of its Affiliates which are expressed to apply after such termination.

(G)	JDI and each JDI Affiliate shall, if so requested by the corresponding Unilever Affiliate, procure the supply of Non-Follow Products to the relevant Unilever Affiliate (at a price equal to the price charged to it immediately prior to termination) for a period not exceeding twelve (12) months after the date of such termination and permit such Unilever Affiliates to market and sell any such Non-Follow Products to Customers in the Territories in which such Non-Follow Products were sold or offered for sale during the twelve (12) month period immediately prior to the date of such termination.

13.	EXCLUSIVITY OF APPOINTMENT

13.1	Nothing in this agreement shall prevent the Unilever Parties or any of their respective Affiliates from:

(A)	carrying on or developing in any way their respective retained businesses as at the date of this agreement (which, for the avoidance of doubt, shall include any Consumer Business carried on by the Unilever Group) including, without limitation and without prejudice to the generality of the foregoing:

(i)	promoting, marketing and selling, within the Territories, products which are the same as or similar to the Products to persons other than Customers; and

(ii)	promoting, marketing and selling, outside the Territories, any products to any persons; and/or

(B)	offering any products for sale on one or more websites accessible from within the Territories provided that (save to the extent that the Unilever Affiliate and the JDI Affiliate in any Territory shall have agreed to the contrary from time to time) any offer made from within any Territory to purchase any of the Products and any sales inquiry, indication of interest or other communication from any Customer in such Territory relating to the Products is passed on to the JDI Affiliate in such Territory.

13.2	The Parties acknowledge and agree that, for the avoidance of doubt, nothing in this agreement shall prevent SCJ or any of its Affiliates (other than, for the avoidance of doubt, members of JDI’s Group) (the “SCJ Group”) from carrying on or developing in any way its businesses including, without limitation, promoting, marketing and selling any products to any persons.

13.3	Subject to clause 13.5, nothing in this agreement shall prevent JDI or any of its Affiliates from carrying on or developing in any way their respective businesses.

13.4	If JDI or any of its Affiliates, acting in its capacity as the agent of Unilever or any of its Affiliates pursuant to this agreement, offers any Products for sale on one or more websites accessible from outside the Territories, JDI or any relevant JDI Affiliate shall pass on to the relevant Unilever Affiliate any offer made from outside the Territories to purchase any such Products and any sales inquiry, indication of interest or other communication from any customer outside the Territories relating to the Products unless JDI or one of its Affiliates is otherwise licensed by the Unilever Parties or any of their respective Affiliates to sell such Product or any equivalent thereto under a trade mark of the Unilever Group in such territory, in which case JDI or the relevant JDI Affiliates shall pass such offer to purchase, sales inquiry, indication of interest or other communication on to JDI or the relevant one of its Affiliates that is so licensed in such other territory.

13.5	Neither JDI nor any of its Affiliates shall without the prior written consent of the Unilever Parties sell or promote in the Territories (directly or indirectly and whether as agent or otherwise) on behalf of third parties products or services that are similar or substantially similar to the Products and priced (whether above or below) within 25% of any such Products; PROVIDED THAT nothing in this clause 13.5 shall restrict the sale or promotion of any products or services in the Territories by JDI or any of its Affiliates (directly or indirectly and whether as agent or otherwise) (i) on behalf of any member of the JDI Group or of the SCJ Group or (ii) with respect to any agreements to which JDI or any of its Affiliates is bound as of the date of this agreement, any such agreement in which JDI or any of its Affiliates sells or promotes (or may sell or promote) in the Territories (directly or indirectly and whether as agent or otherwise) on behalf of third parties products or services regardless of whether they are similar or substantially similar to the Products and priced (whether above or below) within 25% of any such Products or (iii) with respect to any agreements to which JDI or any of its Affiliates becomes bound after the date of this agreement upon or following a sale or other disposal by any member of the Unilever Group of any Trade Marks in any Territory, any such agreement in which JDI or any of its Affiliates sells or promotes (or may sell or promote), in the Territories in which such Trade Mark was sold or disposed, on behalf of any third party acquirer of such Trade Marks, (whether directly or indirectly and whether as agent or otherwise) products or services regardless of whether they are similar or substantially similar to the Products and priced (whether above or below) within 25% of any such Products.

13.6	Where any person:

(A)	is employed by JDI or any of its Affiliates immediately prior to the termination (whether in whole or only as regards one or more Territories) of this agreement; and

(B)	on such termination of this agreement, becomes employed by either of the Unilever Parties or any of their respective Affiliates or any distributor or agent appointed by any of those persons,

neither JDI nor any of its Affiliates shall, other than by means of a general advertisement, solicit or entice away (or attempt to solicit or entice away) such person from the employment of any such person referred to in sub-clause (B) above.

14.	EMPLOYEES

Neither JDI nor any of its Affiliates shall following the giving of notice by the Unilever Parties or any of their respective Affiliates to terminate (whether in whole or only as regards one or more Territories) this agreement or otherwise during the last six months of the term of this agreement without the prior written consent of the Unilever Parties or any of their respective Affiliates in any relevant Territory take any action outside the ordinary course of its business which would or might result in an increase in the number (if any) of its or its Affiliates’ employees becoming employees of the Unilever Parties or any of their respective Affiliates (or, as the case may be, any distributor or agent appointed by any of those persons) on such termination of this agreement pursuant to any applicable law or regulation.

15.	BAD DEBTS

15.1	The Parties acknowledge and agree that the Agency Fee payable from time to time under this agreement has been structured based on historical levels and historical rates of enforcement and collection of bad debts within the DiverseyLever Business.

15.2	Where the level of bad debts (expressed as a percentage of Gross Sale Value) experienced by JDI and the JDI Affiliates in relation to sales of the Products in any given calendar year during the term of this agreement is at least twice as high as the Historical Benchmark, the excess amount of such bad debts over and above double the level of the Historical Benchmark shall be split as to:

(i)	50% to JDI; and

(ii)	50% to the Unilever Parties,

and any necessary balancing payment shall be made by way of an increase in the Agency Fee by the relevant Parties to reflect such allocation within 20 Business Days of the date on which the level of bad debts (so expressed) is calculated for such calendar year.

16.	INDEMNITIES

16.1	JDI (on behalf of itself and the JDI Affiliates) agrees with the Unilever Parties (on trust for themselves and each Unilever Affiliate) that it shall indemnify and keep the Unilever Parties and each of their respective Affiliates indemnified on an after-tax basis against all losses, costs, charges, claims, expenses and liabilities suffered or incurred by either or both of the Unilever Parties and/or any of their respective Affiliates as a result of:

(A)	JDI or any of its Affiliates acting in breach of clauses 5, 6, 9, 12.1, 19, 20.2, 21 or 23;

(B)	a claim brought against it by an employee arising out of the employment or the termination of the employment of any such employee by JDI or any of its Affiliates at any time on and after the date of this agreement, but in no event later than two years after the termination of this agreement in whole or in relevant part (including, without prejudice to the generality of the foregoing, where on any termination of this agreement or otherwise any such employee becomes an employee of the Unilever Parties or any of their respective Affiliates or of any third party pursuant to any applicable law or regulation); and provided further that in respect of such employee, JDI in no event shall indemnify the Unilever Parties except for costs relating to redundancy or other severance payments and salary related to, in such case, such past employment with JDI.

16.2	The Unilever Parties (on behalf of themselves and their respective Affiliates) agree with JDI (on trust for itself and each JDI Affiliate) that they shall indemnify and keep JDI and/or its Affiliates indemnified on an after-tax basis against all losses, costs, charges, claims, expenses and liabilities suffered or incurred by it or any of its Affiliates as a result of:

(A)	the Unilever Parties or any of their respective Affiliates acting in breach of clauses 3, 5, 7, 8, 9, 12, 21 or 23;

(B)	product recalls, product warranty or product liability or similar claims relating to the condition of the Products (save in any such case to the extent that the same directly results from the negligence or a Wilful Breach of JDI or any of its Affiliates or to the extent that such circumstances are the subject of a claim with merit against JDI or any of its Affiliates under any Supply Agreement);

(C)	claims brought by a Governmental Authority or any third party against JDI or any of its Affiliates that the Products, including, for the avoidance of doubt, any materials provided to JDI or any of its Affiliates by the Unilever Parties or any of their Affiliates pursuant to clause 5.3(A)(ii) or 7.3, infringe any third party’s intellectual property rights or violate any Applicable Laws (save in any case to the extent that the same directly results from the negligence or a Wilful Breach or failure to comply with clause 5.6 or 6.13 in each case of JDI or any of its Affiliates or to the extent that such circumstances are the subject of a claim with merit against JDI or any of its Affiliates under any Supply Agreement); and

(D)	claims brought by any third party (including, for the avoidance of doubt, other members of the Unilever Group but not including any member of JDI’s Group) against JDI or any of its Affiliates arising out of the performance (or non-performance) by any JDI Affiliate from time to time under clause 5.17 (save in any case to the extent that the same directly results from the negligence or a Wilful Breach of JDI or any of its Affiliates).

16.3 (A)	The aggregate liability of JDI and its Affiliates in accordance with sub-clause 16.1 and otherwise pursuant to this agreement shall not exceed the aggregate of €7,000,000 (seven million Euros).

(B)	Without prejudice to the Unilever Parties’ obligation to make any payment pursuant to the Umbrella Agreement, the aggregate liability of the Unilever Parties and their respective Affiliates in accordance with sub-clause 16.2 and otherwise pursuant to this agreement shall not exceed €3,500,000 (three million five hundred thousand Euros).

16.4 (A)	Except in the case of Wilful Breach of this agreement or as otherwise provided in this agreement, no person shall be liable under this agreement to any other person for loss of profits, loss of margin, loss of contract, loss of goodwill or any other indirect, special or consequential losses of any nature whatsoever, whether or not caused by or resulting from the negligence of such party or a breach of its statutory duties or a breach of its obligations hereunder howsoever caused.

(B)	The Parties shall use reasonable endeavours to mitigate the loss and damage (if any) suffered or incurred by them or any of their respective Affiliates as a result of any breach by another Party of that other Party’s obligations under this agreement.

(C)	No Party shall bring any claim under this agreement against any other Party:

(i)	for an amount which exceeds the level of any limitation on the liability under this agreement of the Party against which such claim is made; or

(ii)	other than in accordance with the applicable procedures (if any) set out in this agreement relating to the making of claims under this agreement between the Parties.

16.5	Neither the Unilever Parties nor JDI nor any other member of either the Unilever Group or the JDI Group shall be permitted to recover more than once in respect of the same loss under this agreement or any Supply Agreement or the Umbrella Agreement.

17.	FORCE MAJEURE

(A)	Subject to the remaining sub-clauses in this clause 17, the party affected shall be excused from performance of its obligations under or pursuant to this agreement if, and to the extent that, and for the period during which, performance of such obligations in the relevant Territory is delayed, hindered or prevented by Force Majeure (and the other party shall be excused from any corresponding obligations).

(B)	During the period of any such Force Majeure affecting a JD Affiliate, the Unilever Affiliate in the relevant Territory shall, upon prior written notice of such intention from such Unilever Affiliate to the relevant JDI Affiliate, have the right, at its own risk and cost, to make alternative arrangements for the promotion and sale of the Products to the extent that such Force Majeure affects the ability of the JDI Affiliate to perform its obligations under this agreement. The relevant JDI Affiliate shall co-operate with the relevant Unilever Affiliate in such regard.

(C)	If a party is prevented in whole or in part from performing its obligations by reason of Force Majeure or is aware of the likelihood of being so prevented, it shall notify the other relevant party in writing immediately of the cause and extent of such non-performance or likely non-performance, the date or likely date of commencement thereof and the means proposed to be adopted to remedy or abate the Force Majeure and the relevant parties shall without prejudice to the other provisions of this clause consult with a view to taking such steps as may be appropriate to mitigate the effects of such Force Majeure on such parties.

(D)	Any party prevented from performing its obligations under this agreement by reason of Force Majeure shall:

(i)	use reasonable endeavours to remedy or abate the Force Majeure as expeditiously as possible, save that, for the avoidance of doubt, nothing in this agreement shall require any party to settle or compromise any strike or labour dispute where such party is acting as a Reasonable and Prudent Operator in relation to such strike or labour dispute;

(ii)	keep the other relevant parties regularly informed during the period of Force Majeure as to when resumption of performance shall, or is likely to, occur;

(iii)	notify the other parties when the Force Majeure has ceased or the circumstances have changed to an extent which permits resumption of performance to occur; and

(iv)	resume performance as expeditiously as possible after the end of the period of Force Majeure or where the circumstances have changed to an extent which permits resumption of such performance.

(E)	If any JDI Affiliate fails to perform its obligations under this agreement due to Force Majeure and such Force Majeure (i) has been, or is reasonably expected to be, in effect for a period of more than 10 Business Days, or (ii) has had, or is reasonably expected to have, a material adverse effect on the Unilever Parties’ or any Unilever Affiliate’s operations or business in a particular Territory to which the relevant service is being or has been provided, the relevant Unilever Affiliate may give such JDI Affiliate a written notice immediately terminating this agreement in that Territory. The provisions of clause 12 shall apply to any such termination.

18.	DEFECTS IN SERVICES

As soon as reasonably practicable but in no event later than 30 Business Days after a Unilever Affiliate becomes aware of any defects in any agency services provided hereunder or any failure of any JDI Affiliate to comply with the terms of clause 6.1, such Unilever Affiliate shall give written notice to the relevant JDI Affiliate of such claim specifying (in reasonable detail) the matters which give rise to the claim and the nature and extent of the claim PROVIDED THAT in the event that the relevant Unilever Affiliate fails to give such written notice within such period of time, this shall not prejudice the ability of the Unilever Parties or any of their respective Affiliates to make any claim or seek any other remedy in respect of such defect or failure which they would otherwise be able to make or seek.

19.	CONDUCT OF PROCEEDINGS

19.1	Upon JDI or any of its Affiliates becoming aware of any actual or threatened claim against either of the Unilever Parties or any of their respective Affiliates in relation to or in connection with the Products:

(A)	JDI or the relevant JDI Affiliate shall notify the Unilever Affiliate in the relevant Territory by written notice (giving reasonable details of the subject matter of the claim) as soon as reasonably practicable;

(B)	JDI or such relevant JDI Affiliate shall give to the Unilever Affiliate in the relevant Territory such information and access to personnel, premises, documents and records in its possession and in the possession of its professional advisers as may be reasonably requested in relation to any such potential claim;

(C)	such Unilever Affiliate shall have the right (by written notice to the relevant JDI Affiliate) to assume control of such matter (including any proceedings relating to it), subject to keeping such JDI Affiliate informed in reasonable detail of any material developments relating to any such proceedings; and

(D)	(without prejudice to the foregoing) JDI and the relevant JDI Affiliate shall procure that no settlement or compromise of any such liability or proceedings shall be reached without the prior written consent of the relevant Unilever Affiliate.

19.2	Each Unilever Affiliate authorises the JDI Affiliate in its Territory to initiate proceedings against Customers in its name to recover unpaid debts owing to such Unilever Affiliate. Any such proceedings shall be at the sole expense of such JDI Affiliate. Such JDI Affiliate shall give such Unilever Affiliate reasonable prior written notice of its intention to initiate any such proceedings (which shall not be initiated earlier than would be consistent with any period for payment in any applicable terms of business) and shall keep such Unilever Affiliate informed in reasonable detail throughout the course of such proceedings of the progress of such proceedings.

20.	INTELLECTUAL PROPERTY

20.1	Nothing in this agreement shall transfer any goodwill, any rights in confidential information or any Intellectual Property (including, without limitation, patents and Trade Marks and all other intellectual property rights in Products) of members of the Unilever Group to JDI or any of its Affiliates. Nothing in this agreement shall transfer any goodwill, any rights in confidential information or any other intellectual property rights (including without limitation in relation to any formulations, specification or confidential information relating to the Non-Follow Products) of members of JDI’s Group to the Unilever Parties or any of their respective Affiliates.

20.2	Neither JDI nor any of its Affiliates shall use any Trade Mark other than in accordance with this agreement and any applicable Use Guidelines or Category Strategy or otherwise with the consent of the relevant Unilever Affiliate.

20.3	JDI and its Affiliates shall not, without the prior written consent of the relevant Unilever Affiliate, use any intellectual property of any kind whatsoever in any Territory for the promotion or sale of the Products which is not owned by the Unilever Parties or any of their respective Affiliates. The Unilever Parties, for themselves and on behalf of each Unilever Affiliate, hereby consent to the JD Affiliates’ use of formulations, specification or confidential information belonging to members of JDI’s Group in relation to the Non-Follow Products and acknowledge that as a consequence of the use thereof in connection with the products prior to the Commencement Date they claim no right, title or interest in or to such formulations, specification or confidential information.

21.	CONFIDENTIALITY

21.1	Neither JDI nor any of its Affiliates shall, either during the term of or for two years after the termination of this agreement use or disclose to any third party any information of a confidential nature (“Confidential Information”) to the extent that it relates to the Products (save for Confidential Information of JDI relating to the Non-Follow Products) or to either of the Unilever Parties or any of their respective Affiliates and which (in either case) is obtained as a result of performing this agreement save insofar as such disclosure may be required by applicable law or regulation or as may be required in connection with the solicitation of Customers for the Products pursuant to this agreement or where expressly permitted by this agreement.

21.2	Neither the Unilever Parties nor any of their respective Affiliates shall, either during the term of or for two years after the termination of this agreement use or disclose to any third party any Confidential Information to the extent that it relates to JDI or its Affiliates or the Non-Follow Products and is obtained as a result of performing this agreement, save insofar as such disclosure may be required by applicable law or regulation.

21.3	In this clause 21, the term “Confidential Information” shall not include:

(A)	information that is in the public domain at the date of this agreement;

(B)	information that subsequently comes into the public domain, otherwise than as a result of a breach of this agreement, but only after it has come into the public domain;

(C)	information which the receiving person or its Representatives lawfully obtain from a third party not under any confidentiality obligation to the disclosing person in respect of such information;

(D)	information which the receiving person or any of its Representatives at the time of disclosure already lawfully has in its possession and which is not subject to any obligation of secrecy on its or their part to the disclosing person; and

(E)	information which is independently developed by employees of the receiving person or its Representatives who had no access to the information disclosed by the disclosing person.

22.	TAXES

(A)	Unless otherwise expressly provided, all payments to be made under this agreement are exclusive of any amount in respect of any VAT, sales tax or duty. If any supply made pursuant to this agreement (or treated for the purposes of such VAT, sales tax or duty as being so made) gives rise to an obligation on the part of the supplier or another member of its group for the purposes of such VAT, sales tax or duty to account for VAT, sales tax or duty, the recipient of the supply shall pay to the supplier, in addition to any other consideration required to be given for the supply pursuant to this agreement, an amount equal to such VAT, sales tax or duty and the supplier shall deliver to the recipient a proper and valid invoice for the purposes of such VAT, sales tax or duty in respect of the supply. In the event that such recipient has paid an amount in respect of VAT or such other sales tax or duty to such supplier in respect of such supply and an adjustment is made to the price pursuant to any provision of this agreement with the effect that such supplier is required to make a payment to such recipient, such supplier shall, in addition to the payment of such amount, repay to such recipient an amount equal to the VAT, sales tax or duty referable to such sum and deliver a valid credit note to such recipient in respect of such VAT, sales tax or duty. In the event that such recipient has paid an amount in respect of VAT, sales tax or duty to such supplier in respect of such supply and such amount was not properly due or chargeable, such supplier shall pay to such recipient an amount equal to such VAT, sales tax or duty which was incorrectly charged together with a valid credit note in respect of such VAT, sales tax or duty.

(B)	Where a Unilever Party, a Unilever Affiliate, JDI or a JDI Affiliate (the “Payer”) is required to reimburse a Unilever Party, a Unilever Affiliate, JDI or a JDI Affiliate (the “Recipient”) any sum in respect of any cost or expense and that cost or expense includes an amounts in respect of VAT or other sales tax or duty (the “VAT element”), the Payer’s reimbursement obligation shall include only such part of the VAT element as is not recoverable by the Recipient or any member of the Recipient’s group for the purposes of such VAT, sales tax or other duty.

23.	COMPLIANCE WITH LAWS

In the performance of their respective obligations under this agreement, each of the Parties shall, and shall procure that its Affiliates shall, comply with all Applicable Laws.

24.	CONTRACTS (RIGHTS OF THIRD PARTIES ACT) 1999

The Parties do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

25.	DISPUTE RESOLUTION

If a dispute or difference arises in connection with this agreement, the Parties and each of their respective relevant Affiliates shall attempt to settle it first by negotiation between the relevant Unilever Affiliate and the relevant JDI Affiliate, through the following dispute resolution escalation procedure:

(A)	at the written request of either such Affiliate, negotiation of the dispute or difference shall, to the extent that the dispute or difference arises from or in connection with payment for the sale of, the promotion or sale of or failure to promote or sell a Product in a particular Territory or any other failure to comply with obligations under this agreement relating to such Territory, take place between the financial directors of the respective Affiliates; and

(B)	failing agreement by the persons in sub-clause (A) above within 30 days of such written request, such a dispute or difference shall be referred to a person nominated by the Unilever Parties (on behalf of the Unilever Parties) and a person nominated by JDI (on behalf of JDI) for discussion (with a view to its resolution).

26.	COMMERCIAL AGENTS DIRECTIVE AND SIMILAR LAWS AND REGULATIONS

The Parties acknowledge and agree that the provisions of this agreement deal equitably and reasonably in all the circumstances with any losses or other liabilities which JDI and its Affiliates would or might suffer or incur on the termination of this agreement and that if and to the extent that it is held that the Commercial Agents Directive (or any laws or regulations in any Territory having a similar effect) applies to this agreement:

(A)	any relevant person shall be entitled to an indemnity under (and not to be compensated in accordance with) the Commercial Agents Directive (or to a remedy having similar effect under any other relevant laws or regulations);

(B)	the amount of any such indemnity (or payment in respect of such other remedy) shall be deemed to be satisfied by the payments (if any) falling to be made under the express provisions of this agreement; and

(C)	the provisions of this clause 26 do not operate to the detriment of JDI or any of its Affiliates.

27.	FURTHER ASSURANCE

Each of the Parties and its respective Affiliates shall, from time to time at its own cost, on being requested to do so by JDI or the Unilever Parties or any of their respective Affiliates (as the case may be), now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to JDI or the Unilever Parties or any of their respective Affiliates (as the case may be) which are necessary for giving full effect to this agreement and securing to the other party (or Parties) the full benefit of its rights under this agreement.

28.	GOVERNING LAW

This agreement is governed by, and shall be construed in accordance with, English law.

29.	JURISDICTION

29.1	Each of the Parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and that accordingly any Proceedings shall be brought in such Court. To the extent reasonably practicable and consistent with any law or regulation of any Governmental Authority, a party commencing any such Proceedings shall bring them in the Commercial Court of the High Court of Justice.

29.2	Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the courts referred to in clause 29.1 and any claim of forum non conveniens and further irrevocably agrees that a judgement in any Proceedings brought in such courts shall (provided that there is no appeal pending or open) be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

30.	AGENTS FOR SERVICE OF PROCESS

30.1	Each of Unilever N.V. and JDI and each Unilever Affiliate and JDI Affiliate not incorporated or organised in England and/or Wales hereby appoints the agent set against its name below to be its agent for the receipt of service of process in England and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent:

Name of Party	Agent
Unilever N.V. and each such Unilever Affiliate	Unilever PLC Unilever House Blackfriars Long EC4P 4BQ England

Attention: General Counsel

JDI and each such JDI Affiliate	JohnsonDiversey Limited (registered in England no. 2565578) Weston Favell Centre Northampton - NN3 8 PD United Kingdom

Attention: Managing Director

30.2	Any Service Document shall be deemed to have been duly served on a party if marked for the attention of that party’s Process Agent at the address above or such other address within England or Wales as may be notified to the party wishing to serve the document and:

(A)	left at the specified address; or

(B)	sent to the specified address by first class post or air mail.

In the case of (A), the Service Document shall be deemed to have been duly served when it is left. In the case of (B), the Service Document shall be deemed to have been served two clear Business Days after the date of posting.

30.3	If a Process Agent at any time ceases for any reason to act as such, the party for whom that Process Agent acted shall appoint a replacement Process Agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement Process Agent. Failing such appointment and notification, any other party shall be entitled by notice to the relevant party to appoint a replacement Process Agent to act on the relevant party’s behalf. The provisions of this clause applying to service on a Process Agent apply equally to service on a replacement Process Agent.

30.4	A copy of any Service Document served on a Process Agent shall be sent by post (or otherwise in a manner permitted by clause 31 of this agreement) to the appointor of the Process Agent and (where the appointor is a Unilever Affiliate) to the Unilever Parties and (where the appointor is a JDI Affiliate) to JDI. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

31.	NOTICES

31.1	Any notice or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered by registered mail, by a nationally recognised private courier of good repute, personally or by facsimile transmission. Delivery by e-mail or telex is not acceptable.

31.2	Any such notice or other communication shall be addressed as provided in sub-clause 31.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(A)	if sent by personal delivery or a nationally recognised private courier of good repute, upon delivery at the address of the relevant party;

(B)	if sent by facsimile, upon receipt by the sender of confirmation from the sending facsimile machine; and

(C)	if sent by registered mail, four clear Business Days after the date of sending such notice;

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

31.3	The relevant addressee, address and facsimile number of JDI and the Unilever Parties for the purposes of this agreement are, subject to sub-clause 31.4:

Name of party	Address	Facsimile number
JohnsonDiversey, Inc.	8310 16th Street Sturtevant, WI 53177-0902 USA	262.631.4249

For the attention of:	General Counsel

Unilever N.V.	Weena 455 3013 AL Rotterdam The Netherlands	+31 10 217 4287

For the attention of:	General Counsel

Unilever PLC	Unilever PLC Unilever House Blackfriars London EC4P 4BQ England	+44 20 7822 6108

For the attention of:	General Counsel

Where a notice is to be given to or by the Unilever Parties under this Agreement it shall be sufficient for it to be given to or by either of the Unilever Parties. Where a notice is to be given to a JDI Affiliate or a Unilever Affiliate, the relevant address, facsimile number and addressee shall be as notified by the relevant JDI Affiliate or Unilever Affiliate (as the case may be) prior to the Commencement Date. A copy of any notice sent to a JDI Affiliate shall be sent to JDI and a copy of any notice sent to a Unilever Affiliate shall be sent to the Unilever Parties.

31.4	A party may notify any other party to this agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause 31.3 provided that such notification shall only be effective on:

(A)	the date specified in the notification as the date on which the change is to take place; or

(B)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

31.5	For the avoidance of doubt, the Parties agree that the provisions of this Clause shall not apply in relation to the service of any Service Document.

32.	COUNTERPARTS

This agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

33.	ASSIGNMENT

33.1	Subject to clause 33.2:

(A)	neither JDI nor any of its Affiliates may assign all or any part of the benefit of, or its rights or benefits under, this agreement other than between members of JDI’s Group; and

(B)	neither of the Unilever Parties nor any of their respective Affiliates may assign all or any part of the benefit of, or its rights or benefits under, this agreement other than between members or the Unilever Group.

33.2	Notwithstanding anything in clause 33.1 to the contrary, each party hereto may assign as collateral security all of its rights under this agreement to any secured creditor of such assigning party, and each party hereto hereby acknowledges and consents to such assignment.

34.	PURCHASE AGREEMENT

Nothing in this agreement shall limit, abrogate, alter or supersede any Buyer’s rights under the Purchase Agreement, all of which rights are in addition to and not in lieu of rights provided under this Agreement.

35.	CONSENT ORDER

The Parties acknowledge that certain materials provided to any JDI Affiliate by the Unilever Parties or any Unilever Affiliate pursuant to clause 5.3(A)(ii) or 7.3 shall be subject to the Consent Order pursuant to the terms of such Consent Order (the “Subject Materials”). Unilever hereby represents and warrants that all Subject Materials shall be provided in compliance with the Consent Order, including, without limitation, the requirement that, in making any representation in the Subject Materials relating to antimicrobial products (as defined in the Consent Order), Unilever and its Affiliates possess and are relying upon competent and reliable scientific evidence (as defined in the Consent Order) that substantiates such representation.

SCHEDULE 1

INTERPRETATION

1.1	In this agreement and the schedules to it, unless otherwise specified:

“Affiliate”	means, in relation to any person, any subsidiary undertaking or parent undertaking of that party and any other subsidiary undertaking of such a parent undertaking and in relation to each of the Unilever Parties shall also include the other and the other’s subsidiary undertakings (but shall not include any member of JDI’s Group) and in relation to JDI and the JDI Affiliates shall not include any person who is not a member of the JDI Group.

“Agency Fee”	means the fee to be paid by each Unilever Affiliate to the relevant JDI Affiliate in accordance with clause 8 and calculated as set forth in schedule 4.

“Base Month”	means the calendar month (or other period agreed between the relevant JDI Affiliate and the relevant Unilever Affiliate for such purpose) to which any relevant invoice relates.

“Budget”	means a budget for expenditure in a Territory on advertising and promotion of the Products.

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open in any relevant Territory for business.

“Category Strategy”	means the strategy (which, for the avoidance of doubt, may be a summary of information held by the Unilever Parties and/or any of their respective Affiliates) specified from time to time by the Unilever Parties and/or any of their respective Affiliates for the promotion of a category of products.

“Clawback Amount”	means an amount equal to the relevant compensation amount paid by any Unilever Affiliate to a JDI Affiliate pursuant to the Umbrella Agreement in respect of any termination pursuant to clause 11.2(F)(i) minus two times the Margin Reduction.

“Commencement Date”	Means the date of this agreement.

“Commercial Agents Directive”	means the Directive of the Council of the European Communities of 18th December, 1986 on the co-ordination of the laws of the Member States relating to self-employed commercial agents (86/653/EEC) and any law or regulation implementing or replacing the same in any member state of the European Union from time to time.

“Consent Order”	means the Decision and Order of the Federal Trade Commission of the United States of America, In the Matter of Conopco, Inc., Docket No. C-3914 (December 22, 1999).

“Consumer Brand”	means any trade mark or brand established and used by members of the Unilever Group primarily in connection with the marketing and sale of products as part of its Consumer Business.

“Consumer Business”	means the business of developing, manufacturing, marketing, distributing and selling any product to, or for the purpose of resale, directly or indirectly to, (a) any person for domestic use; or (b) any person who uses the product in the course of providing (i) a service to domestic customers in the home or which includes delivery to the home (including, but not limited to, cleaning, laundry and dry cleaning), or (ii) a service to domestic customers outside the home and pursuant to which products are used on or for application to the person (including, but not limited to, hairdressing, grooming, health and beautician services).

“Customers”	means Professional Customers and Shared Customers.

“Equivalent Consumer Product”	means a consumer product (regardless of pack size) that is promoted and sold under the same Trade Mark, using the same formulation and for the same application as any Product (regardless of size) in the same Territory.

“EURIBOR”	means, for a particular period, the rate for deposits in Euros for a period equal to such period at or about 11 a.m., Brussels time, on the date that is two TARGET Settlement Days prior to the first day of such period, which is displayed on Telerate Page 248 (or such other page as may replace such page on such service for the purpose of displaying such rate).

“Force Majeure”	means, in relation to any party, any circumstance beyond the reasonable control of that party which it could not have avoided by taking precautions which, having regard to all matters known to it before the occurrence of such circumstance and all other relevant factors, it ought reasonably to have taken but did not take, including, but not limited to:

(i) fire, flood, explosion, war, riots, government action or inaction or a request of any Governmental Authority; and

(ii) strikes or labour disputes.

“Gross Profit”	means Net Proceeds of Sale LESS costs of goods sold in accordance with United States GAAP.

“Gross Sale Value”	means the sale value (excluding amounts in respect of VAT, sales tax or duty thereon) arising from the sale of Products before any temporary price reductions, permanent price reductions, listing fees and display allowances (in such case excluding amounts in respect of VAT, sales tax or duty thereon) are deducted.

“Historical Benchmark”	means the average level of bad debts experienced in each calendar year in the period 1st January, 1999 to 31st December, 2001 by the DiverseyLever Business taken as a whole, as agreed in respect of each Territory pursuant to this agreement.

“JDI Affiliate”	means, for any Territory, the Affiliate(s) of JDI specified in relation to such Territory in schedule 2 or such other Affiliate(s) of JDI as JDI shall from time to time (and subject to the prior written consent of the Unilever Parties) select and notify to the Unilever Parties on 10 Business Days’ prior written notice,

“JDI’s Group”	means JDI and its Affiliates (and references to a “member” of such Group shall be construed accordingly) (but, for the avoidance of doubt, shall not include (1) SCJ or any Affiliates of SCJ, or (2) the Unilever Parties or any of their respective Affiliates).

“LSA Agreement”	means any agreement entered into between a JD Affiliate and a Unilever Affiliate in any Territory pursuant to Clause 4.1 of this agreement.

“Margin Reduction”	means the amount by which any JDI Affiliate’s annual Gross Profit, in relation to any Trade Marks or Products (or replacements therefor) sold by any Unilever Affiliate, would be less under a Replacement Agreement (after taking into account any royalty that is to be paid under such Replacement Agreement but subject to a cap of 6% of Net Proceeds of Sale), assuming that all other factors would be identical to the previous Fiscal Year, than its Gross Profit would have been under the terms of this agreement (in relation to the same Trade Marks or Products (or replacements therefor)), and shall be zero if the JDI Affiliate’s annual Gross Profit would be the same or would increase.

“Marketing Mix”	means, in relation to Products and Customers or types of Customer, the link between prices of, and advertising and promotional strategies for, Products and Customers or types of Customer.

“Master Sub-Licence Agreement”	means the Master Sub-Licence Agreement of even date herewith between the Parties in relation to the sale by members of the JohnsonDiversey Group of products under trade marks licensed by the Unilever Group to Professional Customers in certain territories other than the Territories.

“Net Proceeds of Sale”

means:

(A)   the aggregate value of sales of the Products and of the provision of after-sales services and customer care excluding amounts in respect of VAT, sales tax or duty thereon (whether segregated on the invoices or not); less

(B)   credit notes and refunds given for goods returned or destroyed (whether pursuant to product returns, recalls or otherwise), temporary price reductions, permanent price reductions, listing fees and display allowances (in each such case excluding amounts in respect of VAT, sales tax or duty thereon).

“Non-Follow Products”	Means those Products listed in Schedule 6 (as amended from time to time) that are manufactured and packed in accordance with formulations, specification or confidential information belonging to the JDI’s Group.

“Payment Period”	means the number of days specified as such for a Territory in the relevant LSA Agreement or as otherwise agreed between the relevant JDI Affiliate and the Unilever Affiliate.

“Prebate”	means an amount paid in a lump sum to a Customer upfront at the beginning of any contract between such Customer and the relevant Unilever Affiliate for the purchase of Products, such amount representing the present value of future discounts in the price of the Products.

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this agreement.

“Process Agent”	means the person (if any) specified as such for a party in clause 30.1.

“Products”	means those Unilever Shared Brands Products (and, if so agreed by the Parties, other products that are to be sold under Trade Marks pursuant hereto) listed in schedule 5 for each Territory.

“Professional Customer”	Means (i) any Professional End User and (ii) any Professional Reseller.

“Professional End User”	Means any commercial, institutional or industrial end-user of Professional Products.

“Professional Products”	Means any products intended for use by or formulated or packaged specifically for Professional End Users (including, without limitation, products marked as “professional” or otherwise distinguished as part of a dedicated range of Professional Products for Professional End Users).

“Professional Reseller”

Means:-

(A)   any wholesaler or distributor (i) who purchases (or who becomes a purchaser of) Products exclusively for the purpose of resale, either directly or indirectly, to Professional End Users and (a) whose shelf space across all its outlets is 95% (ninety five percent) or more devoted to Professional Products; or (b) whose sales (by value) are 95% (ninety five percent) or more derived from sales of Professional Products; or (c) whose sales (by value) are 95% (ninety five percent) or more derived from sales to Professional End Users; and

(B)   any “cash and carry” outlet or similar reseller (i) who purchases (or who becomes a purchaser of) Products exclusively for the purpose of resale, either directly or indirectly, to Professional End Users and (a) whose shelf space across all its outlets is 95% (ninety five percent) or more devoted to Professional Products; or (b) whose sales (by value) are 95% (ninety five percent) or more derived from sales of Professional Products.

“Reasonable and Prudent Operator”	means a person acting in good faith and exercising a reasonable level of skill, diligence, prudence and foresight as would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of business under the same or similar circumstances and conditions as contemplated by this agreement, and any reference to the standard of a Reasonable and Prudent Operator herein shall be a reference to such degree of skill, diligence, prudence and foresight as aforesaid. For the avoidance of doubt, there shall be no presumption that a party is failing to act as a Reasonable and Prudent Operator for the reason only that the party chooses to source any product, material, utility or service from a single supplier to the extent that such product, material, utility or service is being sourced from a single supplier as at the date of this agreement.

“Representatives”	means, in relation to any party, its directors, officers, employees, agents, contractors, representatives, solicitors, accountants, consultants and financial or other advisors.

“Restricted Sale”	Means any sale of any Product by JDI or any member of JDI’s Group which is prohibited by or which would otherwise violate the Brand Licence Agreement dated 3rd May, 2002 between JDI and SCJ (as amended from time to time) because it would involve the sale of certain restricted products to certain restricted customers under such agreement.

“SCJ”	means S.C. Johnson & Son, Inc. of Racine, Wisconsin, United States of America, a Wisconsin corporation.

“Service Document”	means a claim form, summons, order, judgement or other document issued in connection with any Proceedings.

“Shared Customer”	Means any wholesaler, distributor, “cash and carry outlet”, retailer or similar reseller (i) who purchases Products exclusively for the purpose of resale, either directly or indirectly, to Professional End Users; but (ii) who also offers consumer products for sale in the same facilities or outlets to consumers, and (a) whose shelf space across all its outlets is 5% (five per cent) or more devoted to Professional Products; or (b) whose sales (by value) are 5% or more derived from sales of Professional Products; or (c) whose sales (by value) are 5% (five per cent.) or more derived from sales to Professional End Users. For the avoidance of doubt, the Customers listed in Schedule 7 to this Agreement are agreed by the Parties to be Shared Customers as at the Commencement Date.

“TARGET Settlement Day”	means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open.

“Territories”	means the Republic of Ireland, the United Kingdom, Portugal and Brazil (and “Territory” means any one of them).

“Trade Marks”	means the marks, logos and brands by reference to which any of the Products are promoted or sold (other than any such which are owned by a member of the JDI Group).

“Umbrella Agreement”	Means the Umbrella Agreement of even date herewith between the Parties in relation to the global arrangements for the sale by members of the JohnsonDiversey Group of products under trade marks of the Unilever Group to Customers, whether as agents or distributors pursuant to this Agreement or as licensees under any other agreement between the Parties .

“Unilever Affiliate”	means, for any Territory, the Affiliate(s) of the Unilever Parties specified in relation to such Territory in schedule 2 or such other Affiliate(s) of the Unilever Parties as shall be notified by the Unilever Parties to JDI from time to time on 10 Business Days’ prior written notice.

“Unilever Group”	means Unilever N.V., Unilever PLC and their respective Affiliates. References to a “member” or “members” of the Unilever Group shall be construed accordingly.

“Unilever Shared Brands Products”	means (a) fabric care products, (b) machine warewashing products, (c) kitchen cleaning products, (d) personal care products, (e) building care products (including floorcare, washroom and roomcare cleaning products), (f) pest control products, (g) air cleaning products, or (h) cleaning and hygiene utensils and paper products (including tools, pads, cloths, cutting boards and the like), which in each case are marketed or sold under a Consumer Brand but are intended for ultimate use by or are formulated or packaged specifically for Professional End-Users including without limitation products marked as “professional” or otherwise distinguished as part of dedicated range of Professional Products or reformulated, modified and repackaged for use by Professional End-Users.

“Use Guidelines”	Means any guidelines to regulate the use of the Trade Marks as may be provided in writing to JohnsonDiversey by Licensor from time to time.

“VAT”	means in relation to any jurisdiction within the European Community, the tax imposed by the Sixth Council Directive of the European Communities (77/388/EC) and any national legislation implementing that directive together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent tax (if any) in that jurisdiction.

“Wilful Breach”	means a deliberate failure by the controlling and directing body or individual of a party to perform such party’s obligations or breach by the controlling and directing body or individual of a party under this agreement, including (without limitation) any such obligations relating to the delivery of or the procurement of the delivery of or the payment for agency services.

“Working Hours”	means 9.00 a.m. to 5.00 p.m. (local time) on a Business Day.

1.2	Except as otherwise defined herein, capitalised terms used in this agreement have the meanings as given to them in the Purchase Agreement.

1.3	Throughout this agreement, whenever the knowledge of a member of the JDI Group is called for, such as in phrases like “known to the JDI Affiliate” or “a JDI Affiliate is aware” it shall refer exclusively to the knowledge of a manager in a jurisdiction.

SCHEDULE 2

AFFILIATES AND AGENCY FEE

TERRITORY	UNILEVER AFFILIATE	JDI AFFILIATE	AGENCY FEE - BASE
Brazil	Unilever Brasil, Ltda	JohnsonDiversey Brasil Ltda. (Brazil)	[**]%

Ireland	Unilever Ireland Limited	JohnsonDiversey (Ireland) Limited	[**]%

Portugal	Unilever Jerónimo Martins, Limitada	JohnsonDiversey Portugal Sistemas de Higene e Limpieza S.A.	[**]%

U.K.	Unilever UK Limited	JohnsonDiversey U.K. Ltd	[**]%

SCHEDULE 4

AGENCY FEE

1.	The aggregate amount of the Agency Fee payable in respect of a calendar month to any JDI Affiliate shall be equal to the specified percentage (as set forth on schedule 2 for its Territory) of the Net Proceeds of Sale made by that JDI Affiliate as agent of the relevant Unilever Affiliates for such calendar month.

2.	The Parties acknowledge and agree that the Agency Fee payable from time to time under this agreement has been structured to take account of (i) any distribution and transport costs incurred by the JDI Affiliates in accordance with Clause 3.2 and (ii) the provision of after-sales technical support and customer care relating to the Products by the JDI Affiliates, as more particularly described elsewhere in this agreement.

IN WITNESS of which this document has been executed on the date which first appears on page 1 above.

Signed by _______________________________________ for and on behalf of JOHNSONDIVERSEY, INC. for itself and as agent for each JDI Affiliate

Signed by _______________________________________

for and on behalf of UNILEVER N.V. for itself and as

agent for each Unilever Affiliate

Signed by _______________________________________

for and on behalf of UNILEVER PLC for itself and as

agent for each Unilever Affiliate